UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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Willbros Group, Inc.

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WILLBROS GROUP, INC.
Five Post Oak Park 4400 Post Oak Parkway Suite 1000 Houston, Texas 77027

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

OF WILLBROS GROUP, INC. TO BE HELD JUNE 9, 2015

Time and Date:	8:30 a.m., local time, Tuesday, June 9, 2015

Place:	Houston Airport Marriott at George Bush Intercontinental, 18700 John F. Kennedy Boulevard, Houston, Texas 77032

Items of Business:	•	Elect two Class I directors for three-year terms;

	•	Act upon a proposal to amend our Certificate of Incorporation to increase the number of authorized shares of our common stock from 70,000,000 shares to 105,000,000 shares;

	•	Conduct an advisory vote on executive compensation;

	•	Act upon a proposal to ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2015;

	•	Act upon a stockholder proposal recommending the elimination of our classified Board of Directors, if properly presented at the meeting; and

	•	Transact such other business as may properly come before the meeting or any adjournment thereof.

Record Date:	You can vote if you were a stockholder of record at the close of business on April 20, 2015.

Voting Options:	•	If you are a stockholder of record, you may vote over the Internet, by telephone or by completing and mailing the enclosed proxy card in the envelope provided.

	•	If your shares are held in “street name,” that is, held for your account by a broker or other nominee, you will receive instructions from the holder of record that you must follow for your shares to be voted.

Date of this Notice:	April 30, 2015

By Order of the Board of Directors,

Lori Pinder
Corporate Secretary

YOUR VOTE IS IMPORTANT

Whether or not you plan to attend the meeting, we urge you to vote.

Important Notice Regarding the Availability of Proxy Materials for the 2015 Annual Meeting of Stockholders to be Held on June 9, 2015:

Stockholders may view this proxy statement, our form of proxy and our 2014 Annual Report to Stockholders over the Internet by accessing our website at http://www.willbros.com.

WILLBROS GROUP, INC.

Five Post Oak Park

4400 Post Oak Parkway

Suite 1000

Houston, Texas 77027

PROXY STATEMENT

FOR ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD JUNE 9, 2015

This proxy statement is furnished in connection with the solicitation by the Board of Directors of Willbros Group, Inc., a Delaware corporation (the “Company,” “Willbros,” “we,” “our” or “us”), of proxies to be voted at the Annual Meeting of Stockholders of the Company to be held on June 9, 2015, or at any adjournment thereof (the “Annual Meeting”), for the purposes set forth in the accompanying Notice of Annual Meeting. This proxy statement and accompanying proxy were first sent on or about April 30, 2015, to stockholders of record on April 20, 2015.

Only holders of record of our common stock at the close of business on the record date, April 20, 2015, will be entitled to notice of, and to vote at, the Annual Meeting. As of April 20, 2015, there were issued and outstanding 61,421,362 shares of our common stock. Each share of common stock is entitled to one vote. There is no cumulative voting with respect to the election of directors.

For more information about this solicitation and voting, please see the Questions and Answers section below.

QUESTIONS AND ANSWERS

Q:	Who is soliciting my proxy?

A:	The Board of Directors of Willbros Group, Inc. (the “Board of Directors” or the “Board”).

Q:	Where and when is the Annual Meeting?

A:	8:30 a.m., local time, June 9, 2015 at the Houston Airport Marriott at George Bush Intercontinental, 18700 John F. Kennedy Boulevard, Houston, Texas 77032.

Q:	What am I voting on at the Annual Meeting?

A:	•	The election of two Class I directors for three-year terms.

•	A proposal to amend our Certificate of Incorporation to increase the number of shares of authorized common stock from 70,000,000 shares to 105,000,000 shares.

•	An advisory vote on executive compensation.

•	The ratification of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2015.

•	A stockholder proposal recommending, on an advisory basis, the elimination of our classified Board of Directors, if properly presented at the Annual Meeting.

Q:	How does the Board of Directors recommend I vote?

A:	Please see the information included in this proxy statement relating to each of the matters to be voted on. Our Board of Directors recommends that you vote:

•	“FOR” the election of all of the nominees for director named in this proxy statement;

•	“FOR” the approval of the amendment to our Certificate of Incorporation;

•	“FOR” the approval, on an advisory basis, of the compensation of our executive officers named in this proxy statement;

•	“FOR” ratification of the appointment of PricewaterhouseCoopers, LLP as our independent registered public accounting firm for 2015; and

•	“AGAINST” the stockholder proposal recommending, on an advisory basis, the elimination of our classified Board of Directors.

Q:	How do I vote?

A:	Stockholders of Record. If you are a stockholder of record, you may vote by using any of the following methods:

•	VOTE BY INTERNET: You may use the Internet to vote by following the simple instructions on the enclosed proxy card. When voting by Internet, you will need to have your proxy card in hand, so that you can reference the required Control Number.

•	VOTE BY TELEPHONE: You may use any touch-tone telephone to vote by following the simple instructions on the enclosed proxy card. You will need to have your proxy card in hand when you call so that you can reference the required Control Number.

•	VOTE BY MAIL: You may vote by marking, signing and dating your proxy card and promptly returning it in the enclosed postage-paid envelope.

The persons named as your proxy holders on the proxy card will vote the shares represented by your proxy in accordance with the specifications you make. If no specification is made, such shares will be voted:

•	“FOR” the election of both of the nominees for director named in Proposal 1;

•	“FOR” Proposal 2;

•	“FOR” Proposal 3;

•	“FOR” Proposal 4; and

•	“AGAINST” Proposal 5.

Please carefully consider the information contained in this proxy statement. Whether or not you expect to attend the Annual Meeting in person, we urge you to vote by Internet or telephone, or by signing, dating and returning the enclosed proxy card as promptly as possible in the postage-paid envelope provided, to ensure your representation and the presence of a quorum at the Annual Meeting. Stockholders of record desiring to vote in person at the Annual Meeting may vote on the ballot provided at the meeting.

Beneficial Owners. If your shares are held in a brokerage account, by a bank, by a trustee, or by another nominee, please follow the voting instructions provided by your broker or other nominee. Most brokers or other nominees permit their customers to vote by telephone or by Internet, in addition to voting by signing, dating and returning the voting instruction form in the postage-paid envelope provided.

Beneficial owners desiring to vote at the Annual Meeting will need to contact the broker, bank, trustee, or other nominee that is the holder of record of their shares to obtain a “legal proxy” to bring to the Annual Meeting.

Q:	Who will count the vote?

A:	Representatives of Computershare will count the votes and serve as the inspector of the election.

Q:	What constitutes a quorum?

A:	Stockholders representing at least a majority of our outstanding shares of common stock as of the record date must be present at the Annual Meeting, either in person or by proxy, for there to be a quorum. Abstentions and broker non-votes are counted as present for establishing a quorum. A broker non-vote occurs when a broker or other nominee holding shares for a beneficial owner does not vote on a particular proposal because the broker or nominee does not have discretionary voting power and has not received instructions from the beneficial owner.

Q:	What vote is needed for these proposals to be adopted?

A:	Proposal 1—Election of Directors. The affirmative vote of a majority of the votes cast at the Annual Meeting is required for the election of directors. This means that the number of shares voted for a director nominee must exceed the number of votes cast against that nominee in order to elect that nominee in an uncontested election. With respect to the election of directors, you may vote for or against each nominee. Abstentions do not count as votes for or against the nominee’s election.

Proposal 2—Approval of Amendment to our Certificate of Incorporation. The approval of the amendment to our Certificate of Incorporation requires the affirmative vote of the holders of a majority of our outstanding shares of common stock. Abstentions will have the effect of a vote against the proposal.

Proposal 3—Advisory Vote on Executive Officer Compensation. The approval, on an advisory basis, of the compensation paid to our executive officers named in this proxy statement requires the affirmative vote of a majority of the shares of our common stock present or represented by proxy and entitled to vote thereon at the Annual Meeting. Abstentions will have the effect of a vote against the proposal. The results of the advisory vote on executive officer compensation will not be binding on Willbros or the Board of Directors.

Proposal 4—Ratification of Independent Registered Public Accounting Firm. The appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2015 will be ratified if a majority of the shares of our common stock present or represented by proxy and entitled to vote thereon at the Annual Meeting, vote in favor. Abstentions will have the effect of a vote against the proposal.

Proposal 5—Stockholder Proposal. The approval, on an advisory basis, of the stockholder proposal recommending the elimination of our classified Board of Directors requires the affirmative vote of a majority of the shares of our common stock present or represented by proxy and entitled to vote thereon at the Annual Meeting. Abstentions will have the effect of a vote against the proposal. The results of the advisory vote on the stockholder proposal will not be binding on Willbros or the Board of Directors.

A broker non-vote will have no effect on the outcome of the election of directors or Proposals 3, 4 and 5. A broker non-vote will have the effect of a vote against Proposal 2.

Q:	How will my shares be voted if they are held in a broker’s name?

A:	If you hold your shares through an account with a bank or broker, the bank or broker may, under certain circumstances, vote your shares on some matters even if you do not provide voting instructions. Brokerage firms have the authority under the New York Stock Exchange rules to vote shares on certain “routine” matters when their customers do not provide voting instructions. However, on other “non-routine” matters, when the brokerage firm has not received voting instructions from its customers, the brokerage firm cannot vote the shares on that matter and a “broker non-vote” occurs.

The proposal seeking approval of the amendment to our Certificate of Incorporation and the ratification of independent registered public accounting firm are routine matters on which brokers may vote in their discretion on behalf of customers who have not provided voting instructions. The election of directors, the proposal seeking approval, on an advisory basis, of the compensation paid to our named executive officers and the stockholder proposal seeking the recommendation, on an advisory basis, of the elimination of our classified Board of Directors are considered “non-routine” matters. Consequently, if you hold your shares through an account with a bank or broker, such organization may not vote your shares on these important proposals unless you have provided specific instructions as how to vote on these proposals. Please be sure to give specific voting instructions to your bank or broker so that your vote may be counted.

Q:	What should I do now?

A:	You should vote your shares by the Internet, by telephone or by returning your signed and dated proxy card in the enclosed postage-paid envelope as soon as possible so that your shares will be represented at the Annual Meeting.

Q:	Who conducts the proxy solicitation and how much will it cost?

A:	We are asking for your proxy for the Annual Meeting and will pay all the costs of asking for stockholder proxies. We can ask for proxies through the mail or by telephone, fax, or in person. We can use our directors, officers and employees to ask for proxies. These people do not receive additional compensation for these services. In addition, we have retained Alliance Advisors, Inc. to aid in the solicitation of proxies who will be paid a fee of $18,000 plus out-of-pocket disbursements and expenses. We will reimburse brokerage houses and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for forwarding solicitation material to the beneficial owners of our common stock.

Q:	Can I revoke my proxy?

A:	Yes. You can change your vote in one of the following four ways at any time before your proxy is used:

•	You can enter a new vote by telephone or Internet;

•	You can revoke your proxy by giving written notice to the Secretary of Willbros at any time before it is voted;

•	You can send a later dated proxy changing your vote; or

•	You can attend the Annual Meeting and vote in person.

Q:	Who should I call with questions?

A:	If you have questions about the Annual Meeting, you should call Lori Pinder, Corporate Secretary, at (713) 403-8000.

Q:	When are the stockholder proposals for the Annual Meeting held in 2016 due?

A:	In order to be considered for inclusion in our proxy materials, you must submit proposals for next year’s annual meeting in writing to our Corporate Secretary at our executive offices at Five Post Oak, 4400 Post Oak Parkway, Suite 1000, Houston, Texas 77027, on or before January 1, 2016. Such proposals also must comply with Rule 14a-8 under the Securities Exchange Act of 1934.

In accordance with our Bylaws, a stockholder who intends to submit a proposal for consideration, but not for inclusion in our proxy materials, or who intends to nominate a candidate for election as a director, must provide written notice of the matter to our Corporate Secretary at Five Post Oak, 4400 Post Oak Parkway, Suite 1000, Houston, Texas 77027, not less than 90 days nor more than 120 days prior to the first anniversary date of the immediately preceding annual meeting of stockholders. As a result, any notice given by or on behalf of a stockholder pursuant to these provisions of our Bylaws (and not pursuant to Rule 14a-8 under the Securities Exchange Act of 1934) must be received no earlier than February 10, 2016, and no later than March 11, 2016.

PROPOSAL ONE

ELECTION OF DIRECTORS

Our Certificate of Incorporation provides that the Board of Directors shall consist of not less than three or more than 12 directors, as determined from time to time by resolution of the Board of Directors. The number of directors is currently fixed at seven. The Board of Directors is divided into three nearly equal classes. The terms of such classes are staggered so that only one class is elected at the annual meeting of stockholders each year for a three-year term. The term of the current Class I directors (Messrs. Lebens and Wedemeyer) will expire at the Annual Meeting. The terms of the current Class II directors (Messrs. McNabb, Sluder and Williams) and Class III directors (Messrs. DiPaolo and Lonergan) will expire at the annual meetings of stockholders to be held in 2016 and 2017, respectively.

In accordance with the recommendation of the Nominating/Corporate Governance Committee, the Board of Directors has nominated each of Michael C. Lebens and Phil D. Wedemeyer for election as a Class I director for a term expiring at the annual meeting of stockholders in 2018 and until his successor is duly elected and qualifies, or until the earlier of his death, retirement or resignation. Messrs. Lebens and Wedemeyer, who currently serve as Class I directors and whose terms expire at the Annual Meeting, are each standing for re-election as a Class I director. At the time of Mr. Wedemeyer’s election to the Board of Directors in April 2015, he was recommended to the Nominating/Corporate Governance Committee by one of our executive officers.

The persons named as proxies in the accompanying proxy, who have been designated by the Board of Directors, intend to vote, unless otherwise instructed in such proxy, for the election of Messrs. Lebens and Wedemeyer. Should any nominee named herein become unable for any reason to stand for election as a director, it is intended that the persons named in such proxy will vote for the election of such other person or persons as the Nominating/Corporate Governance Committee may recommend and the Board of Directors may propose to replace such nominee. We know of no reason why any of the nominees will be unavailable or unable to serve.

In connection with our acquisition of InfrastruX Group, Inc., we entered into a Stockholder Agreement dated March 11, 2010 (as amended and restated, the “Stockholder Agreement”) with InfrastruX Holdings, LLC (“InfrastruX”). Pursuant to the Stockholder Agreement, Michael C. Lebens and Daniel E. Lonergan serve on the Board of Directors as designees of InfrastruX. For a more complete discussion of the Stockholder Agreement, see the caption “Certain Relationships and Related Transactions – Stockholder Agreement” below.

Our Bylaws require that the number of shares voted for a director nominee must exceed the number of votes cast against that nominee in order to elect that nominee in an uncontested election. Both of our director nominees are currently serving on the Board of Directors. If a director nominee who is currently serving as a director in Class I is not re-elected, Delaware law provides that the director would continue to serve on the Board of Directors as a “holdover director.” Under our Corporate Governance Guidelines, the Board of Directors expects a director nominee currently serving in Class I who is up for re-election to tender his or her resignation if he or she fails to receive the required number of votes for re-election. In addition, the Nominating/Corporate Governance Committee will nominate for election or re-election as director only candidates who agree to tender, promptly following the annual meeting at which they are elected or re-elected as director, irrevocable resignations that will be effective upon (i) the failure of an incumbent director to receive the required vote at the next annual meeting at which he or she faces re-election and (ii) Board of Directors’ acceptance of such resignation. Our Nominating/Corporate Governance Committee would make a recommendation to the Board of Directors about whether to accept or reject the resignation of an incumbent director currently serving in Class I who failed to receive the required vote for re-election, or whether to take other action. The Board of Directors would act on the Nominating/Corporate Governance Committee’s recommendation and publicly disclose its decision and the rationale behind it.

The following information, including principal occupation or employment for the past five or more years and a summary of each individual’s experience, qualifications, attributes or skills that have led to the conclusion that each individual should serve as a director in light of our current business and structure, is furnished with respect to each nominee and each of the continuing members of the Board of Directors.

Each of our directors possesses a combination of attributes that qualifies him for service on the Board of Directors. The directors were specifically recruited for these attributes, which include domestic and international business experience specifically related to the industries in which we operate, knowledge based on specialized education or training such as engineering, accounting and finance, and senior executive management experience that demonstrates leadership qualities and a practical understanding of organizations, processes, business strategies, risk management and how to drive change and growth. We believe that the qualifications, skills and experiences of the directors, individually and collectively, have resulted in the Board of Directors being effective.

The Board of Directors recommends a vote “FOR” each of the following nominees for directors.

Nominees for Directors (Class I Directors with Terms Expiring May 2018)

Michael C. Lebens, age 63, was elected to the Board of Directors in May 2011. Mr. Lebens is a member of the Board of Stakeholders of Tenaska Energy, Inc., an independent energy company, and retired as President and Chief Executive Officer of Tenaska’s Engineering and Operations Group on August 1, 2012. During his tenure with Tenaska, Mr. Lebens had oversight responsibility for engineering, construction, operations and asset management for a portfolio of approximately 10,800 megawatts of power generating assets. He joined Tenaska in 1987 as project manager for a power plant being constructed in Texas. Between 1990 and 2012, Mr. Lebens directed project management and operations for all of Tenaska’s power generating projects. Mr. Lebens has more than 36 years of management experience in the energy industry, including the development, design and construction of major power generation facilities and other energy related projects. Before joining Tenaska, Mr. Lebens held positions with InterNorth, Inc., Gibbs and Hill, and Burns and McDonnell. Mr. Lebens earned his B.S. and M.S. degrees in Mechanical Engineering from the University of Nebraska.

Mr. Lebens’ extensive knowledge of the energy and power industries provides considerable insight to our Board of Directors with respect to our Utility Transmission & Distribution segment. His strong engineering background allows him to contribute significantly to our Board of Directors on matters related to our engineering operations.

Phil D. Wedemeyer, age 65, was elected to the Board of Directors in April 2015. In July 2011, Mr. Wedemeyer retired as a partner from Grant Thornton LLP, an international accounting firm, where he had served since August 2007. From May 2003 to July 2007, Mr. Wedemeyer served in various capacities with the Public Company Accounting Oversight Board (“PCAOB”), including serving as the Director, Office of Research and Analysis, from August 2005 to July 2007 and as a Deputy Director, Division of Registration and Inspection, from March 2004 to August 2005. Prior to his service with the PCAOB, Mr. Wedemeyer spent more than 31 years at Arthur Andersen SC, an international accounting firm, including 22 years as a partner. Mr. Wedemeyer currently serves as a director of publicly-traded Atwood Oceanics, Inc., a global offshore drilling contractor, and Trinity Steel Fabricators, a privately-held fabricator of steel structures and vessels. He is a member of the Deloitte Audit Quality Advisory Council and is a licensed Certified Public Accountant. He previously served as a director of Powell Industries, Inc., Horizon Offshore, Inc. and HMS Income Fund, Inc.

Mr. Wedemeyer’s more than 35 years of public accounting firm experience and service with the PCAOB and the Auditing Standards Board of the AICPA provide the Board with extensive accounting and financial expertise. His in-depth knowledge of accounting rules and regulation, including expertise in SEC filings and international audit standards, as well as service on other publicly-traded company boards, including on audit and compliance committees, make him a valuable contributor of financial, accounting and risk management expertise to the Board. Mr. Wedemeyer qualifies as an audit committee financial expert as defined by the SEC.

Directors Continuing in Office

Class II

(Term Expires May 2016)

John T. McNabb, II, age 70, Chairman of the Board and Chief Executive Officer of the Company, served as non-executive Chairman from September 2007 to August 2014, when he was appointed Executive Chairman. He was elected Chief Executive Officer in October 2014, and has served on the Board of Directors since August 2006. He has more than 35 years of experience in the oil and gas industry. Mr. McNabb has served as a Senior Advisor for Duff & Phelps Corporation, a global independent provider of financial advisory and investment banking services, since November 2014. From June 2014 to October 2014, he served as Vice Chairman of Corporate Finance of Duff & Phelps and from July 2011 to June 2014, he served as Vice Chairman of Investment Banking of Duff & Phelps. Prior to joining Duff & Phelps, he was founder and Chairman of the Board of Directors of Growth Capital Partners, L.P., an investment and merchant banking firm that provided financial advisory services to middle market companies throughout the United States, for 19 years. Mr. McNabb earned both his undergraduate and MBA degrees from Duke University. He served in the U.S. Air Force during the Vietnam conflict. During two combat flying tours, he flew over 135 combat missions and was awarded the Air Medal with three Oak Leaf Clusters and the Distinguished Flying Cross. After finishing his MBA, he joined Mobil Oil Corporation in its exploration and production division in Colorado and Texas. He has served on the boards of eight public energy companies, including Hiland Partners, LP, Warrior Energy Services Corporation, Hugoton Energy Corporation and Vintage Petroleum, Inc. (where he also served as Lead Director) and currently serves on the boards of Continental Resources, Inc. (where he also served as Lead Director) and Cypress Energy Partners, L.P. He currently serves on the board and is part owner of Premier Natural Resources, LLC., a private exploration and production company. Additionally, over a 25-year period, Mr. McNabb has served on numerous other energy related private company boards and has been a part owner of, and in some cases operated or restructured, some of these companies.

As our CEO, Mr. McNabb provides a management representative on the Board of Directors with valuable insight with respect to our day-to-day operations. As a result, he can facilitate the Board of Directors’ access to timely and relevant information and its oversight of management’s strategy, planning and performance. His direct participation over the years in the oil and gas production and service segments make him well suited to serve on the Board of Directors. Further, Mr. McNabb’s significant prior and current service on the boards of numerous public and private companies, including his prior service on our Audit Committee as one of our audit committee financial experts, and his extensive knowledge of the energy industry, finance, corporate governance and oversight matters ideally suit him to serve as Chairman of the Board.

Robert L. Sluder, age 65, was elected to the Board of Directors in May 2007. Mr. Sluder was President of Kern River Gas Transmission Company, a unit of MidAmerican Energy/Berkshire Hathaway, from February 2002 to December 2005, when he retired. Kern River is the owner and operator of a 1,700-mile interstate natural gas pipeline between southwestern Wyoming and southern California. In addition, he served as President of Alaska Gas Transmission Company, formed in 2003 to facilitate the delivery of North Slope reserves to Canadian and U.S. markets. He was Senior Vice President and General Manager of The Williams Companies in Salt Lake City from December 2001 to February 2002 and Vice President of Williams Operations from January 1996 to December 2001. Mr. Sluder served as Senior Vice President and General Manager of Kern River from 1995 to 1996 and as Director, Operations for Kern River from 1991 to 1995. Prior to that time, he held a variety of engineering and construction supervisory positions with various companies.

Mr. Sluder brings to our Board of Directors an extensive engineering background and a wealth of operational and managerial experience with respect to one of our core businesses, the construction and maintenance of large diameter pipelines. His decades of senior management level experience in the oil and gas industry provides in-depth business and strategic knowledge and insight that strengthens our Board of Directors’ collective qualifications, skills and experience. He has the necessary experience with respect to executive compensation matters to serve as Chairman of the Compensation Committee of the Board of Directors.

S. Miller Williams, age 63, was elected to the Board of Directors in May 2004, and was appointed Lead Independent Director in August 2014. From April 2011 to August 2013, he was Chief Operating Officer and Chief Financial Officer of LinkBermuda Ltd, a telecommunications services company based in Bermuda. Mr. Williams served as Executive Vice President – Finance and Administration of Soltherm Energy LLC, a renewable energy company from August 2009 to April 2011. He has been Managing Director of Willvest, an investment and corporate development advisory firm, since 2004. He was Executive Vice President of Strategic Development of Vartec Telecom, Inc., an international consumer telecommunications services company, from August 2002 until May 2004, and was appointed Chief Financial Officer of Vartec in November 2003. From 2000 to August 2003, Mr. Williams was Executive Chairman of the Board of PowerTel, Inc., a public company that provided telecommunications services in Australia. From 1991 to 2002, he served in various executive positions with Williams Communications Group, a subsidiary of The Williams Companies that provided global network and broadband media services, where his last position was Senior Vice President - Corporate Development, General Manager – International and Chairman of WCG Ventures, the company’s venture capital fund. He is a former director of eLEC Communications Corp.

Mr. Williams’ prior service in corporate development positions and as executive chairman of a public company and a member of the boards of directors of businesses in the telecommunications industry enables him to contribute significantly to our Board of Directors with respect to strategic planning, acquisitions and various oversight matters, including enterprise risk management. His experience in accounting and finance positions, including prior service as a chief financial officer of a company with approximately $1.0 billion in revenues, provides the necessary financial reporting and accounting expertise to serve as Chairman of the Audit Committee of the Board of Directors.

Class III

(Term Expires May 2017)

Edward J. DiPaolo, age 62, was elected to the Board of Directors in May 2009. Mr. DiPaolo has served as a Senior Advisor for Duff & Phelps Corporation, a global independent provider of financial advisory and investment banking services, since 2011. He was an Energy Partner at Growth Capital Partners, L.P., an investment and merchant banking firm, from 2003 to June 2011. Prior to that, Mr. DiPaolo worked for over 27 years at Halliburton Company, where he held several managerial and technical positions. He retired as a Group Senior Vice President of Global Business Development in 2003. Previous roles at Halliburton included North American Regional Vice President and Far East Regional Vice President. In these roles, Mr. DiPaolo was responsible for overall operations of Halliburton Energy Services’ North American and Far East operations. He currently serves on the board of directors of the following SEC reporting companies: Seventy Seven Energy Inc. (where he also serves as Chairman of the Board), Evolution Petroleum Corporation (where he also serves as Lead Director) and Eurasia Drilling Company Limited, as well as several private company boards. He has also served on the boards of Superior Well Services, Inc., Boots & Coots, Inc. (where he also served as interim Chairman of the Board), Innicor Subsurface Technologies Inc. and Edgen Murray Corporation, all of which were sold within the past 10 years. Mr. DiPaolo received his undergraduate degree in Agricultural Engineering in 1976 and an honorary doctorate of science in 2013 from West Virginia University. He also serves on the Advisory Board for the West Virginia University College of Engineering and is a member of the Society of Petroleum Engineers.

Mr. DiPaolo’s engineering background, along with his extensive business development experience, knowledge of our customer base, and service on numerous public and private company boards, enable him to provide a significant contribution to matters related to our operations and board governance. His executive leadership and industry experience provide in-depth business, financial and strategic knowledge that strengthens our Board of Directors. He has the necessary experience with respect to corporate governance matters to serve as Chairman of the Nominating/Corporate Governance Committee of the Board of Directors.

Daniel E. Lonergan, age 58, was elected to the Board of Directors in July 2010. Mr. Lonergan is the Chief Executive Officer, a Senior Managing Director and a founding member of Tenaska Capital Management and has more than 30 years of experience in the energy and power industries in strategic planning, mergers, acquisitions, business development, finance, financial reporting and administration. Tenaska Capital Management manages power and energy-focused private equity investments and has approximately $3.6 billion in assets under management. Mr. Lonergan joined Tenaska in 1997 as Vice President of Tenaska’s finance division. Mr. Lonergan serves on the Investment Committee of Tenaska Capital Management and the Board of Stakeholders of Tenaska Energy, Inc., an independent energy company. Prior to joining Tenaska, Mr. Lonergan held a variety of executive positions in the energy sector, including Vice President of Finance for the non-regulated businesses of MidAmerican Energy Company, where he was responsible for all finance, accounting, planning and administrative functions; and a variety of other financial management positions with Iowa-Illinois Gas and Electric. Mr. Lonergan earned both his undergraduate and M.B.A. degrees from the University of Iowa.

Mr. Lonergan’s extensive knowledge of the energy and power industry provides a considerable contribution to our Board of Directors. His experience in mergers and acquisitions, finance and business development also enable him to make significant contributions with respect to strategic and operational planning. His experience in finance and accounting positions provides the necessary financial reporting and accounting expertise to serve as a member of the Audit Committee of the Board of Directors and to be considered one of our Audit Committee financial experts.

Corporate Governance

The Board of Directors and corporate management utilize their best individual efforts to adopt and implement best practices of corporate governance that are appropriate for Willbros under the circumstances. Each believes strongly that effective corporate governance practices underpin our efforts to focus the entire organization on generating long-term stockholder value through conscientious and ethical actions. The directors have a wide range of business and industry experience, which provides insightful perspective on significant matters and an understanding of the challenges we face. Each director brings specific qualifications and expertise to help promote our strategic interests and add stockholder value.

The Board of Directors has adopted Corporate Governance Guidelines which address, among other things, director qualifications, Board member selection criteria, director responsibilities, Board committees, director access to officers and employees, management succession and Board self-evaluation. We have a Code of Business Conduct and Ethics for directors, officers and employees and an additional separate Code of Ethics for the Chief Executive Officer and Senior Financial Officers (“Codes”). The Corporate Governance Guidelines and Codes are available on our website at http://www.willbros.com under the “Governance” caption on the “Investor Relations” page.

We are committed and dedicated to employing sound, ethical business practices, complying with the law in all areas of the world in which we work, and demanding the highest standards of integrity from our employees. There is common agreement that effective corporate governance requires the checks and balances provided by a proactive Board of Directors and corporate management actively engaged with others in the organization.

Director Independence. The Board of Directors has affirmatively determined that each of Messrs. DiPaolo, Lebens, Lonergan, Sluder, Wedemeyer and Williams, current directors of the Company, are “independent” under the current director independence standards of the New York Stock Exchange. William B. Berry and Charles W. Jenkins, III, who each served as a director until his retirement on May 20, 2014, were also independent. In reaching its conclusion, the Board of Directors determined that each of those individuals met the “bright line” independence standards of the New York Stock Exchange and has no other material relationship with us (either directly or as a partner, stockholder or officer of an organization that has a relationship with us). In making the determination of independence, the Board of Directors not only used the “bright line” independence standards of the New York Stock Exchange, but also considered the standard that no relationships exist between Messrs. DiPaolo, Lebens, Sluder, Williams, Berry and Jenkins, on the one hand, and the Company on the other, that are required to be reported under the caption “Certain Relationships and Related Transactions” in this proxy statement pursuant to the rules and regulations of the SEC. These standards are set forth on Exhibit A to this proxy statement. In reviewing the independence of Mr. Lonergan, the Board of Directors also took into account the existence of the Stockholder Agreement discussed below under the caption “Certain Relationships and Related Transactions – Stockholder Agreement” and concluded that this relationship does not and will not impair the judgment of Mr. Lonergan to act in the best interests of Willbros. In reviewing the independence of Mr. Wedemeyer in light of his provision of independent advice to Deloitte & Touche LLP as a member of the Deloitte Audit Quality Advisory Council, the Board of Directors considered his service to and relationship with Deloitte & Touche LLP. Deloitte & Touche LLP provides certain tax and valuation services to us at what we believe to be at market rates. The Board determined that the utilization of Deloitte & Touche LLP for certain tax and valuation services does not affect Mr. Wedemeyer’s independence. Mr. McNabb is not considered to be independent because of his current employment as the Company’s Chief Executive Officer. Robert R. Harl, who served as a director until his resignation on October 21, 2014, was not considered to be independent because of his concurrent employment as Chief Executive Officer of the Company.

Board Meetings and Attendance. The Board held 13 meetings during the year ended December 31, 2014. During that year, each of our directors attended at least 75 percent of the aggregate number of Board meetings and meetings held by all committees on which he then served.

Director Attendance at Annual Meeting of Stockholders. Each director is encouraged to participate in our annual meetings of stockholders. All of our directors attended the 2014 annual meeting, including William B. Berry and Charles W. Jenkins, III, each of whom retired as a director as of the annual meeting.

Board Leadership Structure and Role in Risk Oversight. The Board of Directors has no policy mandating the separation of the offices of Chairman of the Board and Chief Executive Officer. The Board of Directors believes there is no single, generally accepted approach to providing Board leadership and that each of the possible leadership structures for the Board must be considered in the context of the specific circumstances facing the Company as the right leadership structure may vary as circumstances change. From 2007 to August 2014, we had separate individuals serving as Chairman of the Board and Chief Executive Officer. In August 2014, the Chairman of the Board was appointed as Executive Chairman and subsequently elected Chief Executive Officer to serve until a successor Chief Executive Officer is appointed. The Board of Directors believes that a combined role is currently preferable while we resize and refocus our operations and improve our operating performance. The Board expects to once again separate the offices of Chairman of the Board and Chief Executive Officer at some point in the future.

Contemporaneous with Mr. McNabb’s appointment as Chief Executive Officer, the Board of Directors appointed Mr. Williams as Lead Independent Director to provide additional assurance of independent oversight and strong board leadership. The Lead Independent Director’s responsibilities include, among others:

•	presiding at all executive sessions/meetings of the independent directors and at all meetings of the Board of Directors at which the Chairman is not present;

•	calling executive sessions/meetings of the independent directors;

•	serving as the principal liaison between the Chairman/CEO and the other independent directors;

•	providing leadership to ensure the Board of Directors functions independently of management and any other non-independent directors;

•	Approving meeting agendas and schedules for the Board of Directors;

•	Making recommendations to the Nominating/Corporate Governance Committee for the membership and Chair position for each committee of the Board of Directors; and

•	Interviewing, along with the Chair of the Nominating/Corporate Governance Committee, all director candidates and making recommendations to such committee in that regard.

Our Board of Directors has six independent members and only one non-independent member. A number of our independent board members are currently serving or have served as members of senior management or as directors of other public companies. Our Audit, Compensation and Nominating/Corporate Governance Committees are comprised solely of independent directors, each with a different independent director serving as chairman of the committee. We believe that the number of independent, experienced directors that make up our Board of Directors benefits our Company and stockholders.

The Audit Committee and Executive Committee are jointly responsible for overseeing our risk management processes on behalf of the Board of Directors. These committees receive reports from management at least quarterly regarding our assessment of risks. In addition, the Audit and Executive Committees as well as the full Board of Directors focus on the most significant risks facing us and our general risk management strategy, and also ensure that risks undertaken by us are consistent with the Board of Directors’ appetite for risk. While the Board of Directors oversees our risk management, our management is responsible for day-to-day risk management processes. We believe this division of responsibilities is the most effective approach for addressing the risks facing our Company and that our board leadership structure supports this approach.

Board Committees. The Board of Directors has a standing Executive Committee, Audit Committee, Compensation Committee, Finance Committee and Nominating/Corporate Governance Committee. Each of the current members of each of the committees, other than the Executive Committee and Finance Committee, qualifies as an “independent” director under the current listing standards of the New York Stock Exchange.

The table shows the current membership of the committees and identifies our independent directors:

Name	Executive	Audit		Compensation		Finance	Nominating/ Governance		Independent Director
Edward J. DiPaolo		X					X	*	X
Michael C. Lebens				X			X		X
Daniel E. Lonergan	X	X				X			X
John T. McNabb, II	X					X
Robert L. Sluder				X	*		X		X
Phil D. Wedemeyer		X							X
S. Miller Williams	X	X	*	X		X			X

*	Denotes Committee Chairman. The Executive and Finance Committees have no designated Chairman.

Executive Committee. The Executive Committee is authorized to act for the Board of Directors in the management of our business and affairs, except for those matters that are expressly delegated to another committee of the Board of Directors, and except with respect to a limited number of matters that are reserved for the full Board, including:

•	changing the size of the Board of Directors;

•	filling vacancies on the Board of Directors;

•	amending our Bylaws;

•	disposing of all or substantially all of our assets; and

•	recommending to our stockholders an amendment to our Certificate of Incorporation or a merger or consolidation involving us.

The Executive Committee held no meetings during 2014.

Audit Committee. The Board of Directors has determined that it has three audit committee financial experts serving on the Audit Committee, Messrs. Williams, Lonergan and Wedemeyer. The Audit Committee has a written charter, which is available on our website at http://www.willbros.com under the “Governance” caption on the Corporate Governance page under the Investor Relations tab. We have in place and circulated a “whistleblower policy” entitled, “Procedure of the Audit Committee on Reporting and Investigating Complaints with Regard to Possible Accounting Irregularities.” The Audit Committee appoints the independent registered public accounting firm that serves each year as the independent auditor of our financial statements and performs services related to the completion of such audit. The Audit Committee also has the responsibility for:

•	reviewing the scope and results of the audit with the independent auditor;

•	reviewing with management and the independent auditor our interim and year-end financial condition and results of operations;

•	considering the adequacy of our internal accounting, bookkeeping, and other control procedures; and

•	reviewing and pre-approving any non-audit services and special engagements to be performed by the independent auditor and considering the effect of such performance on the auditor’s independence.

The Audit Committee also generally reviews and approves the terms of material transactions and arrangements, if any, between us and our directors, officers and affiliates. The Audit Committee held 13 meetings during 2014.

Compensation Committee. The Compensation Committee has a written charter, which is available on our website at http://www.willbros.com under the “Governance” caption on the Corporate Governance page under the Investor Relations tab. The Compensation Committee reviews and takes action for and on behalf of the Board of Directors with respect to compensation, bonus, incentive and benefit provisions for our officers, and administers the Willbros Group, Inc. 1996 Stock Plan and the Willbros Group, Inc. 2010 Stock and Incentive Compensation Plan. In addition, the Compensation Committee recommends the form and amount of non-employee director compensation to the Board of Directors, and the Board of Directors makes the final determination. The Compensation Committee has authority under its charter to obtain advice and seek assistance from compensation consultants and from internal and outside legal, accounting and other advisors.

The Compensation Committee has discretion under its charter to form and delegate some or all of its authority to subcommittees composed entirely of independent directors. During 2014, the Compensation Committee did not form or use a subcommittee and it has no current plans to do so.

More information describing the Compensation Committee’s processes and procedures for considering and determining executive compensation, including the role of our Chief Executive Officer and consultant in determining or recommending the amount or form of executive compensation, is included in the Compensation Discussion and Analysis below.

The Compensation Committee meets at such times as may be deemed necessary by the Board of Directors or the Compensation Committee. The Compensation Committee held 10 meetings during 2014.

Finance Committee. The Finance Committee has a written charter, which is available on our website at http://www.willbros.com under the “Governance” caption on the Corporate Governance page under the Investor Relations tab. The Finance Committee reviews and makes recommendations to the Board of Directors with respect to our capital structure and capital market activities and strategies, and other financial matters as may be determined by the Board from time to time. It has the authority to obtain advice and seek assistance from internal and external legal, accounting and other advisors.

The Finance Committee has discretion under its charter to form and delegate authority to subcommittees when appropriate. It meets at such times as it determines to be necessary. The Finance Committee met nine times during 2014.

Nominating/Corporate Governance Committee. The Nominating/Corporate Governance Committee has a written charter, which is available on our website at http://www.willbros.com under the “Governance” caption on the Corporate Governance page under the Investor Relations tab. The Nominating/Corporate Governance Committee also has put in place, with the approval of the Board of Directors, Corporate Governance Guidelines. The Nominating/Corporate Governance Committee is responsible for recommending candidates to fill vacancies on the Board of Directors as such vacancies occur, as well as the slate of nominees for election as directors by stockholders at each annual meeting of stockholders. The Nominating/Corporate Governance Committee has the authority under its charter to retain a professional search firm to identify candidates. It is also responsible for developing and recommending to the Board of Directors the Corporate Governance Guidelines applicable to the Company. Additionally, the Nominating/Corporate Governance Committee makes recommendations to the Board of Directors regarding changes in the size of the Board of Directors and recommends nominees for each committee. The Nominating/Corporate Governance Committee held five meetings during 2014.

Consideration of Director Nominees. The Nominating/Corporate Governance Committee will consider director candidates submitted to it by other directors, employees and stockholders. In evaluating such candidates, the Nominating/Corporate Governance Committee seeks to achieve a balance of knowledge, experience and capability on the Board of Directors, and to address the director qualifications discussed below. Any stockholder recommendations of candidates proposed for consideration by the Nominating/Corporate Governance Committee should include the nominee’s name and qualifications for director and should be addressed to: Corporate Secretary, Willbros Group, Inc., Five Post Oak Park, 4400 Post Oak Parkway, Suite 1000, Houston, Texas 77027. In addition, as described below, our Bylaws permit stockholders to nominate directors for consideration at a meeting of stockholders.

The Nominating/Corporate Governance Committee regularly assesses the appropriate size of the Board of Directors and whether any vacancies on the Board are expected due to retirement or otherwise. In the event that vacancies are anticipated, or otherwise arise, the Committee considers various potential candidates for director. Candidates may come to the attention of the Committee through current directors, professional search firms, stockholders or other persons.

Once a prospective nominee has been identified, the Committee makes an initial determination whether to conduct a full evaluation of the candidate. The initial determination focuses on the information provided to the Committee with the recommendation of the prospective candidate and the Committee’s own knowledge of the candidate, which may be supplemented by inquiries to the person making the recommendation or others. If the Committee determines, after consultation with the Chairman of the Board of Directors and other directors as appropriate, that additional consideration is warranted, it can request a professional search firm to gather additional information about the candidate. The Committee then evaluates the candidate against the qualifications considered by the Committee for director candidates, which include:

•	an attained position of leadership in the candidate’s field of endeavor;

•	business and/or financial expertise;

•	demonstrated exercise of sound business judgment;

•	expertise relevant to our lines of business;

•	diversity of the candidate;

•	corporate governance experience; and

•	the ability to serve the interests of all stockholders.

The Committee does not assign specific weights to particular criteria and no particular criterion is a prerequisite for each prospective nominee.

Our Board of Directors believes that the backgrounds and qualifications of its directors, considered as a group, should provide a composite mix of experience, knowledge and abilities that will allow it to fulfill its responsibilities. Although the Committee may also consider other aspects of diversity, including race, gender and national origin, these factors are not a prerequisite for any prospective nominee. Consequently, while the Committee evaluates the mix of experience and skills of the Board of Directors as a group, the Committee does not monitor the effectiveness of its policies with respect to diversity of race, gender or national origin.

The Committee also assesses each candidate’s qualifications as an “independent director” under the current director independence standards of the New York Stock Exchange. The candidate must be able to devote the time, energy and attention as may be necessary to properly discharge his or her responsibilities as a director. As part of this evaluation, one or more members of the Committee, and others as appropriate, will interview the candidate. After completing this evaluation, the Committee makes a recommendation to the full Board of Directors as to the persons who should be nominated by the Board, and the Board determines the nominees after considering the recommendation of the Committee.

Our Bylaws permit stockholders to nominate directors for consideration at an annual meeting of stockholders. To nominate a director, stockholders must follow the procedures specified in our Bylaws. Stockholders must submit the candidate’s name and qualifications in writing to our Secretary at the following address: Corporate Secretary, Willbros Group, Inc., Five Post Oak Park, 4400 Post Oak Parkway, Suite 1000, Houston, Texas 77027. Any such submission must, among other things, be accompanied by, as to each person whom the stockholder proposes to nominate for election or re-election as a director:

•	All information relating to such person as would be required to be disclosed in solicitations of proxies for election of directors pursuant to Regulation 14A under the Securities Exchange Act of 1934;

•	Such person’s written consent to being named in the proxy statement as a nominee and to serve as a director if elected; and

•	A statement from such person that such person, if elected, intends to tender, promptly following such person’s election or re-election, an irrevocable resignation effective upon such person’s failure to receive the required vote for re-election at the next meeting at which such person would face re-election and upon acceptance of such resignation by the Board of Directors.

Additionally, any such submission generally must be submitted not later than the close of business on the 90th day or earlier than the close of business on the 120th day prior to the first anniversary of the preceding year’s annual meeting. For further information, see “Questions and Answers” in this proxy statement and Section 2.10 of our Bylaws. Stockholders may contact our Corporate Secretary at our principal executive offices for a copy of the relevant Bylaw provisions regarding the requirements for making stockholder proposals and nominating director candidates.

Executive Sessions. Executive sessions of the non-management directors are held periodically. The sessions were chaired by the independent, non-executive Chairman of the Board, until his appointment as an executive officer of the Company, after which the Lead Independent Director chaired the sessions. Any non-management director may request that an additional executive session be scheduled. If our non-management directors include any directors who have been determined to not be independent by the Board, the Board will schedule an executive session of just the independent directors at least once each year.

Communications with the Board of Directors. The Board of Directors provides a process by which stockholders and other interested parties can communicate with the Board, the non-management or independent directors as a group or any of the directors. Stockholders and other interested parties can send written communications to the Board of Directors, the non-management or independent directors as a group or any of the directors at the following address: Corporate Secretary, Willbros Group, Inc., Five Post Oak Park, 4400 Post Oak Parkway, Suite 1000, Houston, Texas 77027. All communications will be compiled by our Company’s Corporate Secretary and submitted to the Board of Directors, the non-management or independent directors or the individual director.

PROPOSAL TWO

APPROVAL OF AMENDMENT TO OUR CERTIFICATE OF INCORPORATION

TO INCREASE THE NUMBER OF SHARES OF AUTHORIZED COMMON STOCK

The Board of Directors has approved and declared advisable, and is recommending to the stockholders for approval at the Annual Meeting, an amendment to Article FOURTH of our Certificate of Incorporation, which sets forth the terms of the Company’s authorized capital stock. Article FOURTH currently authorizes 70,000,000 shares of common stock, par value $0.05 per share, and 1,000,000 shares of preferred stock, par value $0.01 per share. The proposed amendment would increase the authorized common stock to 105,000,000 shares of common stock. The authorized shares of preferred stock would remain at 1,000,000. If adopted by the stockholders, this amendment would become effective upon filing of an appropriate Certificate of Amendment with the Secretary of State of the State of Delaware. The proposed amendment to Article FOURTH of the Certificate of Incorporation would replace paragraph (a) of the Article with the following:

(a) The total number of shares of stock which the Corporation shall have authority to issue is 106,000,000 shares of capital stock, consisting of (i) 105,000,000 shares of common stock, par value $0.05 per share (“Common Stock”), and (ii) 1,000,000 shares of preferred stock, par value $0.01 per share (the “Preferred Stock”).

The additional shares of common stock authorized by the proposed amendment, if and when issued, would have the same rights and privileges as the shares of our common stock currently authorized. The common stock has no preemptive rights to purchase common stock or other securities. In addition, under Delaware law, our stockholders are not entitled to dissenters’ or appraisal rights in connection with the proposed increase in the number of shares of common stock authorized for issuance.

The Board of Directors believes it is in our best interest to have sufficient additional authorized but unissued shares of common stock available in order to provide flexibility in considering and planning for potential business needs. As of March 31, 2015, 61,006,866 shares of common stock were issued and outstanding and 3,346,810 shares of common stock were reserved for issuance, including for outstanding stock options and restricted stock rights/units, under our existing equity compensation plans.

The Board of Directors believes that the increase in authorized shares of common stock will provide us with several long-term advantages. The passage of the amendment would make additional shares of common stock available for issuance from time to time in the Board of Directors’ discretion in connection with possible future public or private financings, stock splits, business acquisitions, business combinations, stock distributions, equity incentives for employees, officers or directors, or other corporate purposes. We investigate and explore additional sources of financing on a regular basis and we may issue shares of common stock in connection therewith if the Board of Directors’ deems such issuance is in our and our stockholders’ best interests. If additional authorized shares are available, transactions dependent upon the issuance of additional shares will be less likely to be undermined by delays and uncertainties occasioned by the need to obtain stockholder authorization to provide the shares necessary to consummate such transactions. The ability to issue shares, as the Board of Directors determines from time to time to be in our best interests, will also allow us to avoid the extra expenses which would be incurred in holding special meetings of stockholders solely to approve an increase in the number of shares which the Company has the authority to issue.

As of the date on which this proxy statement is being mailed, there are no definite plans or arrangements relating to the issuance of any of the additional shares of common stock proposed to be authorized. Such shares of common stock would be available for issuance without further action by the stockholders unless such action is required by applicable law or the rules of any stock exchange on which the common stock may be listed. The New

York Stock Exchange, on which the common stock is listed, currently requires stockholder approval as a prerequisite to listing shares in certain instances, including in connection with transactions where the present or potential issuance of shares could result in an increase in the number of shares of common stock outstanding of at least 20%.

In the event we issue additional shares of common stock, existing holders of shares of common stock would have no preemptive rights under our Certificate of Incorporation, or otherwise, to purchase any of such shares. It is possible that shares of common stock, or securities convertible into or exercisable for common stock, may be issued at a time and under circumstances that may dilute the voting power of existing stockholders, decrease the earnings per share and book value per share of shares presently held and have a negative effect on the market price of our common stock.

In addition, the availability of authorized but unissued shares of common stock could, under certain circumstances, have an anti-takeover effect. Although the Board of Directors has no present intention of doing so, additional shares of common stock could be issued to dilute the stock ownership or voting rights of a person seeking to obtain control of us or to change our management should the Board of Directors consider the action of such person not to be in the best interest of our stockholders. We are not aware of any pending or proposed effort to obtain control of us or to change our management, and we have not proposed the increase in authorized shares of common stock with the intention of using the additional shares for anti-takeover purposes.

Approval of the proposal to increase the number of authorized shares of common stock by amending our Certificate of Incorporation requires the affirmative vote of the holders of a majority of our outstanding shares of common stock on the record date.

The Board of Directors recommends a vote “FOR” this proposal to approve the amendment to our Certificate of Incorporation.

PROPOSAL THREE

ADVISORY VOTE TO APPROVE

NAMED EXECUTIVE OFFICER COMPENSATION

During 2011, we sought an advisory vote from our stockholders on whether future advisory votes on executive compensation of the nature reflected in this proposal should occur every year, every two years or every three years. The one-year option received the greatest number of votes, and the Board of Directors confirmed that advisory votes on executive compensation would be held on an annual basis. Accordingly, we are seeking an advisory vote from our stockholders to approve our named executive officer compensation, as set forth below.

We are asking for stockholder approval of the compensation of our named executive officers as disclosed in this proxy statement in accordance with SEC rules, which include the disclosures under the caption “Executive Compensation—Compensation Discussion and Analysis” below, the compensation tables and the narrative discussion following the compensation tables. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the policies and practices described in this proxy statement.

As discussed in greater detail in the “Compensation Discussion and Analysis” in this proxy statement, our compensation program is designed to, among other things:

•	attract, motivate and retain highly-talented executives;

•	link executive compensation to the achievement of our business objectives as well as reinforce appropriate leadership behaviors; and

•	encourage executives to consider the impact of decisions to drive our short-term and long-term success.

In 2014, we implemented a number of changes with respect to the design of our compensation program as discussed in “Overview” under “Compensation Discussion and Analysis – Executive Summary” in this proxy statement. We believe our re-designed compensation program fairly accomplishes our objectives and is responsive to the results of the 2014 say-on-pay advisory vote cast by our stockholders on our 2013 executive compensation as discussed in “Stockholder Engagement and Committee Consideration of the 2014 Say-on-Pay Vote on Executive Compensation for 2013” under “Compensation Discussion and Analysis” in this proxy statement. Our executive compensation program has allowed us to attract and build a leadership team that is focused on our business objectives as also discussed in “Overview” below.

Approval of this advisory vote requires the affirmative vote of the majority of shares present in person or by proxy at the Annual Meeting and entitled to vote for the adoption of this proposal. The Board of Directors recommends a vote “FOR” the approval of the compensation of our named executive officers as disclosed in this proxy statement pursuant to the compensation disclosure rules of the SEC.

The Board of Directors continues to welcome our stockholders’ views on this subject, and will carefully consider the outcome of this vote consistent with the best interests of all stockholders. As an advisory vote, however, the outcome is not binding on us or the Board.

PROPOSAL FOUR

RATIFICATION OF APPOINTMENT OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has appointed PricewaterhouseCoopers LLP (“PwC”) as our independent registered public accounting firm (“independent auditor”) for the fiscal year ending December 31, 2015. PwC has been our independent auditor since May 2011. A proposal will be presented at the Annual Meeting asking the stockholders to ratify the appointment of PwC as our independent auditor for 2015. If the stockholders do not ratify the appointment of PwC, the Audit Committee will reconsider the appointment.

The affirmative vote of the holders of a majority of the shares present in person or by proxy at the Annual Meeting and entitled to vote is required for the adoption of this proposal. The Board of Directors recommends a vote “FOR” the ratification of PwC as our independent auditor for 2015.

A representative of PwC will be present at the Annual Meeting. Such representative will be given the opportunity to make a statement if he or she desires to do so and will be available to respond to appropriate questions.

Fees of Independent Registered Public Accounting Firm

The following table sets forth the fees we incurred for services provided by PwC for 2014 and 2013. All fees are presented in the year to which they relate rather than the year in which they were billed.

	2014	2013

Audit fees	$4,327,500	$2,400,000
Audit-related fees	—	—
Tax fees	—	—
All other fees	30,100	—

Total	$4,357,600	$2,400,000

Audit fees for 2014 and 2013 consisted of professional services rendered for the audit of our annual financial statements, the audit of the effectiveness of our internal control over financial reporting and the review of quarterly financial statements. Audit fees also included fees for the issuance of auditors’

consents, assistance with and review of documents filed with the SEC, work done by tax professionals in connection with the audit and quarterly reviews and accounting consultations and research work necessary to comply with the standards of the Public Company Accounting Oversight Board.

Fees for all other services for 2014 consisted of attest work associated with state licensing and reporting requirements as well as annual subscription fees for research software.

Audit Committee Pre-Approval Policy

It is the policy of the Audit Committee to pre-approve audit, audit-related, tax and all other services specifically described by the Audit Committee on a periodic basis up to a specified dollar amount. All other permitted services, as well as proposed services exceeding such specified dollar amount, are separately pre-approved by the Audit Committee.

PROPOSAL FIVE

STOCKHOLDER PROPOSAL RECOMMENDING ELIMINATION

OF OUR CLASSIFIED BOARD OF DIRECTORS

The Northern Nevada Laborers’ Pension Fund (the “Fund”), 445 Apple Street, P.O. Box 11337, Reno, NV 89510, the beneficial owner of 8,393 shares of the Company’s common stock, has notified the Company that it intends to present the following proposal at the Annual Meeting. The stockholder’s proposal and supporting statement are quoted verbatim below. The Company is not responsible for the contents of this proposal or the supporting statement, including sources referenced in the supporting statement.

Resolved, that shareholders of Willbros Group, Inc. urge the Board of Directors to take all necessary steps (other than any steps that must be taken by shareholders) to eliminate the classification of the Board of Directors and to require that all directors elected at or after the annual meeting held in 2016 be elected on an annual basis. Implementation of this proposal should not prevent any director elected prior to the annual meeting held in 2016 from completing the term for which such director was elected.

Supporting Statement: Currently at our Company, there are three classes of directors with one third of the directors up for election annually. It is impossible, therefore, for shareholders to register their views on the performance of all directors at each annual meeting. Considering the recent performance of our Company and the actions of our board, we believe the classified board structure only serves to insulate current board members.

Having directors stand for elections annually makes directors more accountable to shareholders, and could thereby contribute to improving performance and increasing firm value. Our Company has recently faced a financial restatement that results in a reversal of approximately $8 million in pre-tax income and the recognition of up to $16 million in pre-tax losses, due to failure to report problems with a pipeline project in Ohio.

In addition we are concerned that there has been a history of risk management issues at the company that have negatively affected shareholder value. This includes a violation of the Foreign Corrupt Practices Act in 2008 and a settlement agreement with West African Gas Pipeline Company which has resulted in payments by Willbros Group of nearly $56 million. We believe strongly that directors should be held accountable for their decision making by running for election once a year. This would serve to assure shareholders that Board members are not unduly protecting themselves from shareholder influence.

According to studies, classified boards are associated with lower firm valuation (Bebchuk and Cohen, 2005; confirmed by Faleye (2007) and Frakes (2007)); Takeover targets with classified boards are associated with lower gains to shareholders (Bebchuk, Coates, and Subramanian, 2002); Firms with classified boards are more likely to be associated with value-decreasing acquisition decisions (Masulis, Wang, and Xie, 2007); and Classified boards are associated with lower sensitivity of compensation to performance and lower sensitivity of CEO turnover to firm performance (Faleye, 2007).

For these reasons we urge shareholders to vote FOR this important governance reform.

Board of Directors Statement in Opposition to the Stockholder Proposal

The Board of Directors and corporate management routinely monitor and, when deemed appropriate, adopt and implement best practices of corporate governance that are appropriate for Willbros. The Board believes that there is no “one size fits all” approach that suits all companies and the appropriate standard by which to judge the classified board structure is whether it best promotes the long-term interests of our Company and our stockholders. After careful consideration, the Board believes that the existing classified structure continues to be in the best interests of our Company and our stockholders.

The Board believes that the classified board structure provides important benefits that further stockholder interests, including through facilitating a deeper knowledge base of the directors and enabling a focus on long-term strategies. Given the challenging and complex nature of our business operations and the dynamic economic and regulatory environment in which we operate, the Board believes that these benefits are substantial. In addition, the Board is comprised of independent directors, other than our Chief Executive Officer, and all directors are elected under a majority vote standard that provides stockholders with considerable influence. Among the factors that the Board believes support our Company’s classified board structure are:

Depth of Knowledge and Focus on the Long-Term. The complex nature of our business operations and the economic and regulatory environment in which we operate are challenging and constantly evolving. The Board believes that the continuity made possible by the classified board structure is extremely important to the proper oversight of a company operating in this environment. The classified board structure ensures that, at any given time, the Board is comprised by a majority of experienced directors who are intimately familiar with our complex business operations and long-term strategic goals. The Board believes that experienced directors who are knowledgeable about our business environment are a valuable resource and are better positioned to make decisions that are in our and our stockholders best interests.

Increased Stability. Electing directors to three-year terms enhances the focus of non-management directors on the long-term interests of stockholders by providing them with a longer term of office. The longer term reduces the potential influence of special and single interest stockholder groups who might have a short-term agenda to take action that is not in the long-term interests of our Company and our stockholders. As a result, non-management directors are able to function with greater independence and long-term perspective, which is critical to the non-management directors making decisions that are in the best interests of our Company and our stockholders. The classified board structure does not insulate the Company from potential acquisitions or changes in the composition of the Board and it does not alter the fiduciary responsibility of directors in responding to any such efforts. Instead, it enhances the Board’s ability to negotiate the best results for stockholders in a potential takeover situation. In this regard, a classified board structure gives incumbent directors additional opportunity to evaluate the adequacy and fairness of any takeover proposal, negotiate on behalf of all stockholders and weigh alternative methods of maximizing stockholder value. This opportunity is particularly valuable in the current economic climate, in which depressed share prices may leave companies vulnerable to hostile takeovers at unfair prices. With all of the members of the Board, other than our Chief Executive Officer, being independent and substantially all of our directors possessing a historical perspective of the Company’s operations and experience in the industries in which we operate, the Board believes that it is well positioned to evaluate the Company’s value and pursue a course of action designed to maximize stockholder value, particularly in the context of a hostile takeover.

Board Accountability and Independent Oversight. The Board believes that our directors are accountable to our stockholders. We have adopted a number of governance practices that enhance director accountability and the Board’s ability to provide independent oversight. We have adopted a majority voting standard for the election of directors in uncontested elections. Every year, stockholders can elect several directors and each director must be elected every three years by a majority of the votes cast by the stockholders. On an annual basis, our directors conduct an evaluation of the Board and the committees on which they serve. The performance of our directors is also evaluated by our Nominating/Corporate Governance Committee. The results of these evaluations are used by the Board to make changes, if appropriate. We also have a lead independent director who assists the Board in providing independent oversight. Directors elected to three-year terms are equally as accountable to stockholders as directors elected annually because all directors must fulfill their fiduciary duties to our Company and our stockholders, regardless of the length of their term of office. In addition, all of our directors except for our Chief Executive Officer are independent. We believe that the number of independent, experienced directors that make up our Board of Directors benefits our Company and our stockholders. The classified structure of the Board strengthens our ability to attract and retain high quality directors who are willing to make the significant commitment of time and effort to our Company and our stockholders that effective board service requires.

The proponent cites to a number of studies – dated between 2002 and 2007– in an attempt to argue that classified boards are associated with lower firm value and gains to stockholders. However, these studies have been called into question by more recent and more comprehensive research. For example, a recent study on the question of classified boards “calls into question the interpretation of the evidence in the existing empirical literature” relating to such earlier studies. (Cremers, Litov and Sete, July 2014, at 3) This recent study uses data from a comprehensive set of companies from 1978-2011. The study concludes that “firm value goes up if the board changes from a single class of directors to a staggered board (and the reverse for de-staggering).” Id. at 4. The authors also noted that their findings “seem to support the view that staggered boards help commit shareholders and boards to longer horizons and challenge the managerial entrenchment interpretation that staggered boards are not beneficial to shareholders.” Id. at 7. Another recent study, using data from a sample of 384 companies with staggered boards that opted to destagger from 1991 through 2011, found “evidence that accounting performance, measured by return on assets, deteriorates after the first year subsequent to destaggering.” (Ge, Tanlu and Zhang, April 2014, at 4). The study further noted that its “findings further suggest that, contrary to the implications of the extant research on staggered boards and claims made by active investors, destaggering does not appear to always lead to improved firm performance; on the contrary, destaggering could lead to managerial short-termism and less effective board monitoring.” Id. at 4-5.

An additional study (Johnson, Karpoff, and Yi, 2014) examines companies that went public from 1997-2005. It finds that “at IPO firms whose values depend heavily on their relationships with customers, suppliers, and strategic partners, takeover defenses appear to increase value…” Id. at 41. These takeover defenses include the existence of classified boards. Id. at 17, 47-48. The increased management and company policy stability induced by these defenses appears to “encourage[    ] … counterparties – including large customers, dependent suppliers, and strategic partners – to make long-term relationship-specific investments. Some of the benefits of these long-term relationships accrue to the IPO firm in the form of higher IPO valuation and improved long-run operating performance.” Id. at 6-7.

Thus, the comprehensive and more current research directly contradicts the studies cited by the proponent and calls into question the efficacy of declassifying boards as a matter of good corporate governance.

For the foregoing reasons, the Board believes that the retention of a classified structure for the Board remains in the best long-term interests of our Company and our stockholders.

Approval of this stockholder proposal requires the affirmative vote of a majority of the shares of our common stock present or represented by proxy and entitled to vote thereon at the Annual Meeting. The vote is an advisory vote and, therefore, not binding on Willbros or the Board of Directors.

The Board of Directors recommends a vote “AGAINST” this non-binding stockholder proposal regarding elimination of the classified Board of Directors.

PRINCIPAL STOCKHOLDERS AND

SECURITY OWNERSHIP OF MANAGEMENT

The following table sets forth certain information regarding the beneficial ownership of our common stock as of March 31, 2015, by

•	each person who is known by us to own beneficially more than five percent of the outstanding shares of common stock,

•	each of our directors and nominees for director,

•	each of our executive officers and former executive officers named in the Summary Compensation Table below, and

•	all of our executive officers and directors as a group.

The percentage of class amount is based on 61,006,866 shares of our common stock outstanding as of March 31, 2015. Except as otherwise indicated, we believe that the beneficial owners of the common stock listed in the table, based on information furnished by such owners, have sole voting and investment power with respect to such shares.

Name of Owner or Identity of Group	Shares Beneficially Owned(1)		Percentage of Class(1)
KKR Credit Advisors (US), LLC and Affiliates	10,125,410	(2)	16.60
U.S. Bank, N.A., as custodian for InfrastruX Holdings, LLC	7,998,869	(3)	13.11
Wells Fargo & Company	4,309,809	(4)	7.06
Heartland Advisors, Inc.	3,089,073	(5)	5.06
Edward J. DiPaolo	46,874			*
Michael C. Lebens	0	(6)		*
Daniel E. Lonergan	0	(7)		*
John T. McNabb, II	182,368			*
Robert L. Sluder	58,785			*
Phil D. Wedemeyer	0			*
S. Miller Williams	58,847	(8)		*
Van A. Welch	386,304	(9)		*
Michael Fournier	163,858	(10)		*
Edward J. Wiegele	166,766	(11)		*
Johnny M. Priest	107,584	(12)		*
Robert R. Harl	1,182,099	(13)	1.93
Earl R. Collins	61,810	(14)		*
All executive officers and directors as a group (13 people)	1,329,907	(15)	2.18

*	Less than 1 percent
(1)	Shares beneficially owned include restricted stock/restricted stock units held by our executive officers and directors over which they have voting power but not investment power. Shares of common stock which were not outstanding, but which could be acquired by a person upon exercise of an option or upon vesting of a restricted stock unit within 60 days of March 31, 2015, are included in shares beneficially owned and deemed outstanding for the purpose of computing the percentage of outstanding shares beneficially owned by such person. Such shares, however, are not deemed to be outstanding for the purpose of computing the percentage of outstanding shares beneficially owned by any other person.
(2)

Based on a Schedule 13D dated April 8, 2015 reporting beneficial ownership as of March 31, 2015 by: (i) KKR Lending Partners II L.P., a Delaware limited partnership (“KKR Lending II”); (ii) KKR Associates Lending II L.P., a Delaware limited partnership (“Associates Lending II”); (iii) KKR Lending II GP LLC, a Delaware limited liability company (“Lending II GP”); (iv) KAM Fund Advisors LLC, a Delaware limited liability company (“KAM Fund Advisors”); (v) KKR Credit Advisors (US), LLC, a Delaware limited liability company (“KKR Credit US”); (vi) Kohlberg Kravis Roberts & Co. L.P., a Delaware limited partnership (“Kohlberg Kravis Roberts & Co.”); (vii) KKR Management Holdings L.P., a Delaware limited partnership (“KKR Management Holdings”); (viii) KKR Management Holdings Corp., a Delaware corporation (“KKR Management Holdings Corp.”); (ix) KKR Group

Holdings L.P., a Cayman Islands limited partnership (“KKR Group Holdings”); (x) KKR Group Limited, a Cayman Islands limited company (“KKR Group”); (xi) KKR & Co. L.P., a Delaware limited partnership (“KKR & Co.”); (xii) KKR Management LLC, a Delaware limited liability company (“KKR Management”); (xiii) Henry R. Kravis, a United States citizen; and (xiv) George R. Roberts, a United States citizen. KKR Credit US, as an indirect investment advisor to KKR Lending II and certain of the KKR Investors (as defined in the Schedule 13D), may be deemed to have the sole voting power and sole dispositive power over 7,314,596 shares, and as the sub-advisor to one of the KKR Investors, may be deemed to have shared voting power and shared dispositive power over 2,810,814 shares. In addition, KKR Lending II directly acquired and may be deemed to have sole voting power and dispositive power over 4,575,673 shares. In addition, as an investment advisor to KKR Lending II and other KKR Investors, KAM Fund Advisors, a direct wholly-owned subsidiary of KKR Credit US, may be deemed to have sole voting power and sole dispositive power over 7,314,596 of the reported shares. Each of Kohlberg Kravis Roberts & Co. (as the holder of all of the outstanding equity interests in KKR Credit US), Associates Lending II (as the general partner of KKR Lending II), Lending II GP (as the general partner of Associates Lending II), KKR Management Holdings (as the sole member of KKR Lending II GP and the general partner of Kohlberg Kravis Roberts & Co.), KKR Management Holdings Corp. (as the general partner of KKR Management Holdings), KKR Group Holdings (as the sole shareholder of KKR Management Holdings Corp.), KKR Group (as the general partner of KKR Group Holdings), KKR & Co. (as the sole shareholder of KKR Group), KKR Management (as the general partner of KKR & Co.) and Messrs. Kravis and Roberts (as the designated members of KKR Management) may also be deemed to beneficially own some or all of the shares reported. The address of the principal business office of Kohlberg Kravis Roberts & Co., KKR Management Holdings, KKR Management Holdings Corp., KKR Group Holdings, KKR Group, KKR & Co., KKR Management and Mr. Kravis is c/o Kohlberg Kravis Roberts & Co. L.P., 9 West 57th Street, Suite 4200, New York, NY 10019. The address of the principal business office of Mr. Roberts is c/o Kohlberg Kravis Roberts & Co. L.P., 2800 Sand Hill Road, Suite 200, Menlo Park, CA 94025. The address of the principal business office of KKR Credit US, KKR Lending II, Associates Lending II, Lending II GP, and KAM Fund Advisors is c/o KKR Credit Advisors (US) LLC, 555 California Street, 50th Floor, San Francisco, CA 94104.
(3)	Information is based on the Schedule 13D dated July 12, 2010, and Form 4 dated May 21, 2014, which were filed by and on behalf of each of InfrastruX Holdings, LLC, TPF Power, Inc., TPF InfrastruX Holdings, LLC, Tenaska Power Fund, L.P. and Tenaska PF G, LLC. The address of each of the foregoing is c/o Tenaska Capital Management, LLC, 14302 FNB Parkway, Omaha, Nebraska 68154. Except for 13,478 shares of restricted stock over which such entities have shared voting but no dispositive power, each such entity has shared voting and dispositive power over the shares reported.
(4)	Information is as of December 31, 2013, and is based on the Schedule 13G/A dated January 16, 2014, which was filed by Wells Fargo & Company (“Wells Fargo”), Wells Capital Management Incorporated (“Wells Capital”) and Wells Fargo Funds Management, LLC (“Funds Management”). Wells Fargo’s address is 420 Montgomery Street, San Francisco, California 94104, and the address for Wells Capital and Funds Management is 525 Market Street, San Francisco, California 94105. Of the shares shown, Wells Fargo has shared voting power over 4,067,960 shares and shared dispositive power over 4,309,809 shares, Wells Capital has shared voting power over 1,217,840 shares and shared dispositive power over 4,037,840 shares and Funds Management has shared voting power over 2,846,320 shares and shared dispositive power over 2,846,800 shares.
(5)	Information is as of December 31, 2014, and is based on the Schedule 13G dated February 12, 2015, which was filed by Heartland Advisors, Inc. (“Heartland”). Heartland’s address is 789 North Water Street, Milwaukee, Wisconsin 53202. Of the shares shown, Heartland has shared voting power over 3,035,521 shares and shared dispositive power over all of the shares shown.
(6)	Mr. Lebens was appointed as a director of the Company following the Company’s 2011 Annual Meeting pursuant to the Stockholder Agreement. See the caption “Certain Relationships and Related Transactions – Stockholder Agreement” below.
(7)	Mr. Lonergan was appointed to serve as a director of the Company on July 1, 2010 pursuant to the Stockholder Agreement. See the caption “Certain Relationships and Related Transactions – Stockholder Agreement” below. Mr. Lonergan also serves as a director and officer of TPF Power, Inc., the manager of InfrastruX, a greater than 10% owner of the Company. Mr. Lonergan disclaims beneficial ownership of any shares beneficially owned by InfrastruX, except to the extent of his pecuniary interest therein.
(8)	Includes 5,000 shares subject to stock options which are currently exercisable.
(9)	Includes 50,000 shares subject to stock options which are currently exercisable and 8,334 restricted stock units that vest within 60 days.
(10)	Includes 6,714 restricted stock units that vest within 60 days.
(11)	Includes 6,714 restricted stock units that vest within 60 days and 10,000 shares held in a family trust.
(12)	Includes 4,028 restricted stock units that vest within 60 days.

(13)	Based on information as of January 2, 2015, the date of his retirement. Includes 100,000 shares subject to stock options which are currently exercisable and 858,737 shares held in a family limited partnership.
(14)	Based on information as of October 21, 2014, the date of Mr. Collins’ resignation from our company.
(15)	Includes 55,000 shares subject to stock options which are currently exercisable and 31,832 restricted stock units that vest within 60 days. Excludes Messrs. Harl and Collins as they were not executive officers as of March 31, 2015.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Executive Summary

The following Compensation Discussion and Analysis provides information related to the 2014 compensation of our executive officers identified in the Summary Compensation Table, who we refer to as our “Named Executive Officers,” “Named Executives” or “NEOs.” We also refer to John T. McNabb, II Van A. Welch, Michael J. Fournier, Edward J. Wiegele and Johnny M. Priest as our “Current Named Executives,” or “Current NEOs,” Robert R. Harl as our “Former CEO” and Mr. Harl and Earl R. Collins collectively as our “Former Named Executives,” or “Former NEOs.”

Overview

In 2014, the Compensation Committee of the Board of Directors, or “Committee” for purposes of this analysis, implemented a number of changes with respect to the design of our compensation programs:

•	We increased the duration of the performance period for our principal 2014 performance-based long-term incentive, or “LTI,” awards from one year to three years.

•	We increased the performance-based portion of our 2014 LTI awards from one-third to one-half of the total award.

•	We introduced a “TSR Matrix” for performance-based LTI awards, which measures both relative TSR performance against our peers as well as absolute stock price growth. At this period of time, we believe it is important to have a performance measure which requires strong relative performance against our peers as well as absolute stock price growth. Our 2014 performance-based LTI awards for our Named Executives other than the Former CEO were based solely on our performance in relation to the TSR Matrix. In 2015, our performance-based LTI awards to our Named Executives, including our new CEO, will be based solely on our performance in relation to a TSR Matrix.

•	Unlike prior year incentive awards, the performance measures for our 2014 annual and long-term incentive awards to our Named Executives other than the Former CEO did not overlap.

The Committee also made a number of decisions related to the planned retirement of our Former CEO, Robert R. Harl, and the hiring of our new CEO, John T. McNabb, II. In an effort to further align executive pay with our recent performance:

•	No employment agreement was offered to Mr. McNabb.

•	Notwithstanding decades of experience in senior leadership positions within the industry and several years of experience as Chairman of our Board of Directors, Mr. McNabb received a lower base salary than his predecessor received.

•	Although he will be eligible for an annual cash incentive award and an LTI award for 2015, Mr. McNabb did not receive an annual incentive award or LTI award for his service as our CEO during the fourth quarter of 2014, and he did not receive a sign-on bonus or other special compensation in connection with his election as CEO.

•	Mr. McNabb was added to the Willbros Group, Inc. 2010 Management Severance Plan for Executives (the “Management Severance Plan”). However, Mr. McNabb waived any right to receive a severance payment in the event that his employment is terminated other than for cause by us prior to a change in control. Mr. McNabb is only eligible to receive severance payments in the event of his termination following a change in control.

Despite a challenging 2014 in which our financial performance did not meet our expectations, we had several achievements across our business, highlighted by the following:

•	Our Canada segment exceeded performance objectives in 2014 despite a sharp decline in crude oil prices, driven by continued spending on maintenance on developed projects. Some of these projects have production horizons exceeding 25 years.

•	We increased contract revenue in our Professional Services segment in 2014, led by growth in our legacy pipeline engineering services in the upstream market coupled with increases in our line locating service offerings.

•	Our Utility T&D segment responded to the 2013 completion of several transmission construction projects in Texas by entering into Master Servicer Agreements with four new utilities, increasing this segment’s geographic footprint to ten states entering 2015.

•	We accomplished a complete restructuring of our Oil and Gas segment in 2014, which is designed to flatten the organization and bring more experienced and capable project execution teams and top-line leadership on board.

Considering our three-year shareholder returns, our recent financial performance which resulted in zero payouts to the Current NEOs under our performance-based incentive programs, and the key changes made in the 2014 compensation program design, we believe that our program is aligned with the interests of our stockholders. We remain focused on analyzing the performance of all of our lines of service relative to our peers and strategic objectives. We will continue to take management actions to improve the operating performance of all our lines of service.

Compensation Highlights

In recent years, the Committee has continued to focus on strengthening the link between executive pay and our performance. The following is a summary of compensation best practices employed by us:

Best Practice Considerations	Our Practice

Ratio of performance-based compensation to overall compensation	50 percent of Mr. McNabb’s 2015 target total compensation will be performance-based.

Rigor of performance goals	Our performance-based LTI awards for 2014 measure stockholder returns both in relation to our peers and on an absolute basis over a three-year performance period (2014-2016) and require strong performance to earn a target payout. Our 2014 annual incentive awards required us to meet stringent performance goals for operating margin, collection of receivables, safety and other key measures and also required that we achieve a threshold level of operating income in order to fund bonus payouts. As a result of our disappointing financial performance in 2014, no annual bonus payments were made to our Named Executives.

Double trigger change of control severance in our severance plans and employment agreements	All change of control severance provisions in our severance plans and employment agreements for our Named Executives provide for a double trigger, which requires a change of control and the involuntary termination of the executive’s employment or resignation for “good reason”

No excessive perquisites or excise tax gross-ups	We provide limited perquisites and do not provide any tax gross-up rights to our Named Executives

Best Practice Considerations	Our Practice

No egregious pension/supplemental executive retirement plan	We do not provide a defined benefit pension plan or excess plan, a supplemental executive retirement plan or post-retirement health benefits for highly compensated employees

No executives using Willbros stock in hedging or pledging activities	All of our directors, Named Executives and other key employees are prohibited by Company policy from (1) using Willbros stock in hedging arrangements and (2) holding Willbros stock in a margin account or otherwise pledging Willbros stock

Clawback policy	We have a formal clawback policy in place

Stock Ownership and Retention Policy	Our Stock Ownership and Retention policy requires our executive officers and directors to retain a number of shares equal to substantially all of the after-tax value of their recent awards

The compensation program for our NEOs and other key executives is primarily focused on incentive compensation. The average mix of fixed versus variable (bonus and/or LTI) compensation, at target, for our Current NEOs in 2014 and for our CEO in 2015 is as follows:

Stockholder Engagement and Committee Consideration of the 2014 Say-on-Pay Vote on Executive Compensation for 2013

Each year, we take into account the result of the say-on-pay advisory vote cast by our stockholders on our executive compensation. At our 2014 Annual Meeting, we saw a measurable decrease in support, with approval votes declining from nearly 88 percent of the votes cast at the 2013 Annual Meeting to approximately 46 percent at the 2014 Annual Meeting. This was a clear signal that there are significant concerns that we need to address.

We previously announced a number of changes to our compensation program in 2014 in response to stockholder feedback following our 2013 Annual Meeting. These changes are discussed above under the caption “Executive Summary — Overview.” Although these 2014 changes to our compensation program were well received, many of our stockholders nonetheless concluded that they were insufficient to address all of their concerns regarding our 2013 compensation practices. Based on conversations with our stockholders, we believe that these concerns related primarily to the following:

•	A perceived misalignment between the CEO’s pay levels and stockholder returns;

•	Duplicative performance targets for the CEO’s annual and long-term incentive awards; and

•	Differences between the CEO’s pay structure and the pay structure of the other Named Executives.

During the latter half of 2014, the Committee focused primarily on stabilizing our leadership structure in anticipation of the planned retirement of Mr. Harl, the election of Mr. McNabb as his successor and retention concerns with respect to certain members of our senior leadership team. In response to the stockholder concerns outlined above and in connection with the CEO transition and our disappointing 2014 financial performance:

•	The target total compensation package for Mr. McNabb in 2015 is approximately 45 percent lower than that of the Former CEO.

•	No employment agreement was offered to Mr. McNabb. The absence of an employment agreement will greatly enhance the Committee’s ability to eliminate any differences in the pay structure between the CEO and the other Named Executives.

•	Mr. McNabb will initially receive a lower base salary than his predecessor notwithstanding several decades of experience in senior leadership positions within the industry and several years of experience serving as our Chairman of the Board. In addition, Mr. McNabb did not receive an annual incentive award or an LTI award for his service as our CEO in 2014, and he did not receive a sign-on bonus or any other special compensation for becoming CEO.

•	Mr. McNabb will be eligible for an annual cash incentive award and an equity-based LTI award for 2015 on virtually the same terms as the other NEOs. Mr. McNabb’s LTI award will be 50 percent performance-based and 50 percent service-based. The performance-based LTI award will be based solely on our relative and absolute TSR performance. The annual cash incentive award metrics will be identical to those of the other Named Executives and separate and distinct from the performance-based LTI metric.

Role of the Compensation Committee

The Committee has responsibility for discharging the Board’s responsibilities with respect to compensation of our executives. In particular, the Committee:

•	Annually reviews and approves corporate goals and objectives relevant to CEO compensation;

•	Evaluates the CEO’s performance in light of those goals and objectives;

•	Determines and approves the CEO’s compensation based on this evaluation;

•	Approves non-CEO executive compensation;

•	Approves and administers incentive compensation plans and equity-based plans; and

•	Monitors compliance of directors and executive officers with our stock ownership and retention programs.

Pursuant to its charter, the Committee has the sole authority to retain and terminate compensation consultants and internal and external legal, accounting and other advisors, including sole authority to approve the advisors’ fees and other engagement terms. For a more complete description of the responsibilities of the Committee, see the caption “Corporate Governance—Board Committees—Compensation Committee” above.

Role of the CEO in Compensation Decisions

The CEO periodically reviews the performance of each of the Named Executives, excluding himself, develops preliminary recommendations regarding salary adjustments and annual and long-term award amounts, and provides these recommendations to the Committee. The Committee can exercise its discretion in modifying any recommendation and makes the final decisions.

Role of the Compensation Consultant

The Committee has retained Mercer (US) Inc. to serve as its independent consultant. Mercer:

•	Provides executive and director compensation consulting services to the Committee;

•	Regularly attends Committee meetings;

•	Reports directly to the Committee on matters relating to compensation for our Named Executives;

•	Participates in executive sessions without Named Executives present; and

•	Provides advice and analysis to the Committee on design and level of executive and director compensation.

In connection with their services to the Committee, Mercer works with executive management and the Corporate Human Resources Management group to formalize proposals for the Committee.

The Committee has assessed the independence of Mercer pursuant to SEC and New York Stock Exchange rules and concluded that Mercer’s work for the Committee does not raise any conflict of interest.

Compensation Philosophy and Objectives

As a leading provider of construction, engineering and maintenance services to industry and governmental entities, our long-term success depends on our ability to attract, motivate and retain highly talented individuals at all levels of the organization in order to develop and expand our businesses and execute our business strategies.

The Committee bases its executive compensation decisions on the same objectives that guide us in establishing all of our compensation programs:

•	Compensation should be based on the level of job responsibility, individual performance and Company performance. As employees progress to higher levels in the organization and are more able to affect our results, an increasing proportion of their pay should be linked to the Company’s and/or segment’s overall performance and to stockholder returns.

•	Compensation should reflect the value of the job in the marketplace. To attract and retain a highly skilled work force, we must remain competitive with the compensation of other premier employers who compete with us for talent.

•	Compensation should incentivize and reward annual and long-term performance. Our programs should deliver compensation in the top tier when our employees and our Company perform accordingly; likewise, where individual performance falls short of expectations and/or our performance lags the industry, the programs should deliver lower-tier compensation.

•	Our objectives of pay for performance and retention must be balanced. Compensation should promote retention of well-qualified executives while aligning the interests of our executives with those of our stockholders. Even in periods of downturns in our performance, the programs should continue to ensure that successful, high-achieving employees will remain motivated and committed to us.

•	Compensation should foster the long-term focus required for success in our industry.

Setting Executive Compensation

A significant percentage of total compensation is allocated to incentives as a result of the philosophy mentioned above. There is no pre-established policy or target for the allocation between either cash and equity or annual and long-term incentive compensation. Rather, the Committee reviews competitive information provided by Mercer and management’s recommendations to determine the appropriate level and mix of incentive compensation.

For Named Executives, the Committee generally targets total direct compensation, consisting of base salary, the target annual incentive award and the annual long-term incentive grants, at a level which is designed to be competitive with compensation paid to similarly situated executives of companies comprising a peer group of publicly traded companies that have financial and operating characteristics and service markets similar to ours.

With the assistance of Mercer, the Committee reviews the composition of the peer group periodically to ensure the companies are relevant for comparative purposes. For purposes of setting 2014 compensation, the peer group consisted of the following 15 companies in the construction and engineering, oil and gas equipment and services, electrical transmission and distribution services and environmental and facilities services industries (the “2014 Peer Group”):

Aegion Corporation	McDermott International
Dycom Industries	MYR Group
EMCOR Group, Inc.	Pike Electric
Exterran Holdings, Inc.	Quanta Services
Foster Wheeler	Team Inc.
Granite Construction	Tetra Tech, Inc.
MasTec	Tutor Perini
Matrix Service Company

In selecting the 2014 Peer Group, the Committee considered various peer selection criteria, including: industry in which the company operates, company size (with specific focus on revenue), markets served, market value, market value to revenue ratio, and total assets. In addition, the Committee considered the competitive market for talent and gave special consideration to those companies from which we may recruit talent or to which we may lose talent.

2014 Executive Compensation Components

For the fiscal year ended December 31, 2014, the principal components of compensation for our Named Executives were:

•	Base salary;

•	Annual cash incentive awards;

•	Long-term incentive compensation; and

•	Benefits and perquisites.

The chart below illustrates how our compensation design supports our compensation objectives:

Compensation Element		Compensation Objectives		Key Features

Base Salary	•	Attract and retain executives by providing a stable income at a level that is consistent with the market and that compensates Named Executives for the day-to-day execution of their primary duties	•	Reviewed annually to ensure our compensation is competitive
			•	Annual salary adjustments based on performance and the market

Annual Cash Incentives	•	Link pay to performance by directly tying bonuses to our business objectives	•	Performance measures set at levels to incentivize achievement of annual objectives

	•	Align management with stockholders’ interests by rewarding achievement of annual performance metrics	•	Reviewed annually in relation to current market data and approved by the Committee

	•	Reinforce corporate values through shared performance objectives	•	90 percent of potential bonus payout contingent on achieving threshold level of financial performance

Long-term Incentives	•	Motivate high performance by providing an opportunity for executives to share in long-term value creation	• •	Half of annual LTI grant tied to performance Performance period for principal 2014 performance-based awards is three years
	•	Link pay to performance and align management with stockholders’ interests by directly tying performance-based payouts to performance of our stock on both an absolute basis and relative to our peers	•	Service-based awards generally vest over a period of three or four years

Benefits and Perquisites	•	Attract and retain individuals by offering market competitive benefits and perquisites	•	Reviewed periodically to ensure they are competitive with the market

			•	Minimal amount of perquisites provided

Following is a discussion of the Committee’s considerations in establishing each of the compensation components for the current NEOs.

Base Salary

The level of base salary paid is determined on the basis of performance, experience, job responsibility and such other factors as may be appropriately considered by the Committee. Each year, the Committee reviews the base salaries of the Named Executives and considers salary adjustments based on individual performance, our overall financial results, competitive position relative to the marketplace, duration of time since the last salary increase and industry merit practices. The Committee uses the independent consultant report with respect to the marketplace in general and the base salaries of executives within the 2014 Peer Group, including amounts budgeted for merit raises within the energy industry, in order to establish base salaries which are competitive in the marketplace.

In recognition of his several decades of senior management experience within our industry and his several years of experience as Chairman of our Board of Directors, the base salary of our new CEO (John T. McNabb, II) was set at $850,000, effective October 21, 2014, the date of his election as CEO.

In May 2014, our Chief Financial Officer, Van A. Welch, received an increase in his base salary from $448,800 to $475,000, effective July 1, 2014. Mr. Welch had not received any increase in his base salary since 2011. The base salaries of the other Current Named Executives were also adjusted during 2014 as follows:

•	In May 2014, Michael J. Fournier, who previously served as Senior Vice President and President of our Canada segment, was promoted to the position of Executive Vice President and Chief Operating Officer of the Company, effective July 1, 2014. In connection with his promotion, Mr. Fournier’s base salary was increased from $350,000 to $475,000, effective July 1, 2014. On October 21, 2014, Mr. Fournier was subsequently promoted to the position of President and Chief Operating Officer of the Company. He did not receive a base salary increase in connection with this promotion.

•	In May 2014, Edward J. Wiegele, who previously served as Senior Vice President and President of the Professional Services segment, was promoted to the position of Executive Vice President, Engineering and Technology, effective July 1, 2014. In connection with his promotion, Mr. Wiegele’s base salary was increased from $350,000 to $475,000, effective July 1, 2014.

•	In recognition of his significant responsibilities with respect to the profit and loss of numerous product lines within the Utility T&D segment, and in order to address certain issues relating to retention and internal pay equity within our executive team, Johnny M. Priest’s base salary was raised from $375,000 to $430,000, in two stages in May and October of 2014.

Annual Incentive Compensation

Management Incentive Compensation (“MIC”) Program. Annual cash incentive awards for key employees are determined in accordance with our MIC Program, in which each of our Named Executives participates. The award opportunity established for the 2014 MIC Program for our Current NEOs, as a percent of base salary, was as follows:

NEO	Minimum	Threshold	Target	Maximum
John McNabb	0%	0%	0%	0%
Van Welch	0%	37.5%	75%	150%
Michael Fournier	0%	37.5%	75%	150%
Edward Wiegele	0%	37.5%	75%	150%
Johnny Priest	0%	37.5%	75%	150%

As previously discussed, Mr. McNabb was not offered an annual cash incentive award opportunity for 2014.

Financial and operational performance measures may be comprised of threshold, target and maximum performance levels. If a threshold financial or operational measure is not achieved, no amount is paid on a MIC Program award under that financial or operational measure component. The Committee believes that operating and safety performance, a strong balance sheet and a stable employee base are critical to our future success. Accordingly, for 2014, the Committee chose to use Adjusted Operating Margin, Total Recordable Incident Rate, or “TRIR,” Adjusted Days Sales Outstanding, or “Adjusted DSO,” Voluntary Turnover and Personal Performance as the performance measures for our MIC Program at the corporate level. Information for each performance measure and its weighting in the bonus determination follows:

Performance Measure	Rationale/Definition	Weighting

Adjusted Operating Margin	Consists of Adjusted Operating Income (operating income from continuing operations adjusted for certain unusual items) divided by Revenue and is an important measure of our ability to manage our variable costs	45 percent

Adjusted DSO	An important measure of our efficiency in collecting receivables	25 percent

TRIR	An important measure of our safety performance	10 percent

Voluntary Turnover	An important measure of our ability to retain our employees	10 percent

Personal Performance	Individual metrics designed to capture an executive’s personal contribution to meeting our strategic, financial and operational goals	10 percent

The Committee discussed the 2014 MIC Program performance measures and goals over the course of several meetings. When determining performance ranges for each goal, the Committee first considered our 2013 performance and the 2014 budget approved by our Board of Directors. The Committee then focused discussions on the appropriate balance between our ability to achieve various performance levels and the appropriate amount of stretch performance to build into each goal and established very aggressive goals for 2014. With respect to two of the three recurring performance measures (Adjusted Operating Margin and TRIR), the Committee set the threshold-level goal to require an improvement over prior year performance in order to receive any payout under that MIC Program component. In the case of TRIR, this more stringent goal is expressed as a lower number, which would be achieved through a lower number of safety incidents.

The specific MIC Program performance measures at the corporate level and the Company’s performance in relation to those measures were as follows:

Performance Measure	Threshold	Target	Maximum	Actual
Adjusted Operating Margin	3.2%	4.8%	7.2%	(0.4)%
Adjusted DSO	73	69	67	73.2
TRIR	0.97	0.86	0.76	1.01
Voluntary Turnover	24%	17.5%	11%	27.4%

In 2014, the Committee established similar performance measures at the segment level for those Named Executives with segment level responsibility with respect to each of the Adjusted Operating Margin, TRIR, Adjusted DSO and Voluntary Turnover metrics. For those Named Executives with segment level responsibility, the potential award was split evenly between performance at the corporate level and performance at the segment level. Segment level targets were established for Michael Fournier, who served as President of the Company’s Canada segment during the first half of 2014, Edward Wiegele, who served as President of the Company’s Professional Services segment during the first half of 2014, and Johnny Priest, who served as President of the Company’s Utility T&D segment for all of 2014.

The specific MIC Program performance measures at the Canada segment level and the segment’s performance in relation to those measures were as follows:

Performance Measure	Threshold	Target	Maximum	Actual
Segment Adjusted Operating Margin	3.7%	5.5%	8.3%	8.2%
Segment Adjusted DSO	75	70	67	76.3
Segment TRIR	0.74	0.60	0.46	0.85
Segment Voluntary Turnover	30%	20%	10%	15.9%

The specific MIC Program performance measures at the Professional Services segment level and the segment’s performance in relation to those measures were as follows:

Performance Measure	Threshold	Target	Maximum	Actual
Segment Adjusted Operating Margin	3.7%	5.5%	8.3%	3.0%
Segment Adjusted DSO	59	55	51	72.9
Segment TRIR	0.99	0.88	0.77	0.98
Segment Voluntary Turnover	11%	9%	7%	11.8%

The specific MIC Program performance measures at the Utility T&D segment level and the segment’s performance in relation to those measures were as follows:

Performance Measure	Threshold	Target	Maximum	Actual
Segment Adjusted Operating Margin	4.5%	6.7%	10.1%	1.8%
Segment Adjusted DSO	65	63	60	68.1
Segment TRIR	1.34	1.20	1.00	1.62
Segment Voluntary Turnover	24%	20%	16%	27.5%

The Committee also utilizes a mechanism whereby 90 percent of the MIC Program award pool for achievement of the financial and operational performance metrics is funded out of a percentage of Adjusted Operating Income in excess of a threshold amount. If Adjusted Operating Income falls below the threshold level, bonuses are not paid on any financial or operational MIC Program component even if the performance metrics are satisfied. Adjusted Operating Income at the consolidated level for 2014 was $(0.6) million, which was below the threshold level. Adjusted Operating Income for each of the Professional Services and Utility T&D segments were also below the threshold level. Adjusted Operating Income at the Canada segment level was sufficient to fund a bonus payout of $184,000 to Mr. Fournier. However, in light of the Company’s overall disappointing performance in 2014, the Committee exercised its negative discretion by electing not to pay any bonuses to the Named Executives, including for the Personal Performance component of the MIC Program, which represents the 10 percent of the overall target award opportunity which may be paid irrespective of the Adjusted Operating Income threshold being met.

The following table shows the threshold, target and maximum bonus opportunity for each of the Current NEOs, and the amounts that were paid as bonuses for 2014:

Name	Threshold Bonus Opportunity	Target Bonus Opportunity	Maximum Bonus Opportunity	Amount Paid
John McNabb	$0	$0	$0	$0
Van Welch	$178,125	$356,250	$712,500	$0
Michael Fournier	$178,125	$356,250	$712,500	$0
Edward Wiegele	$178,125	$356,250	$712,500	$0
Johnny Priest	$161,250	$322,500	$645,000	$0

Long-term Incentive Compensation

The Willbros Group, Inc. 2010 Stock and Incentive Compensation Plan (the “2010 Stock Plan”), permits the Committee to grant various long-term incentive awards, including stock options, stock appreciation rights, restricted stock and restricted stock units, performance shares, performance units, and long-term cash-based awards to Named Executives and our key management employees.

In 2014, the Committee, in consultation with Mercer and based on feedback received from stockholders, significantly modified our LTI award program as described in the following table:

Prior LTI Award Program	New LTI Award Program

One-third of total LTI award performance-based and two-thirds of award service-based	One-half of total LTI award performance-based and one-half service-based

One year performance period; earned award paid over three-year period; earned and unpaid award forfeited in the event of voluntary resignation	Three year performance period; earned award paid in March of the calendar year following the end of the three-year performance period

Five performance metrics, including relative TSR, Adjusted Operating Margin, TRIR, Adjusted DSO and Personal Performance	Performance-based award measures relative and absolute TSR performance over a three-year period

Multiple overlapping performance metrics included in both annual bonus and LTI award programs	No overlapping performance metrics

2014 Long-term Incentive Awards—Current NEOs Other Than McNabb. In May 2014, the Committee granted equity awards in the form of service-based restricted stock and performance-based RSUs to our Named Executives. Performance-based RSU awards provide an opportunity for the award recipient to receive up to 200 percent of the target number of performance-based RSUs granted if performance is achieved at the maximum level. Performance-based RSUs awarded are only earned if we attain specific TSR results. We measure both relative TSR and absolute TSR as interdependent measures in determining the attainment level of our performance-based awards. Including absolute TSR ensures that we are delivering value to our stockholders, not simply performing well against our peers. Our relative TSR may rank at the top of our peers; however, if we have not delivered value to our stockholders, awards will be limited. Under the TSR Matrix for the three-year period covering calendar 2014 through 2016, a maximum payout is achieved only if we finish the period ranked in the top two companies against our 2014 Peer Group and achieve absolute stock price growth of at least 180 percent from the beginning price for the performance period, which was $8.66. Moreover, if our relative TSR performance places us among the top two companies against our 2014 Peer Group but our stock price does not grow over the performance period above the beginning price of $8.66, then payouts are capped at target.

The following table shows the number of service-based restricted shares and performance-based RSUs awarded in 2014 to each of the Current NEOs who received a 2014 LTI award. The table below does not include other LTI awards made in 2014, such as the “stub period” performance-based awards or retention awards, which are discussed below:

Name	Total Shares Awarded (at Target)	Service- Based Restricted Shares Awarded	Performance- Based RSUs Awarded (at Target)
Van Welch	50,000	25,000	25,000
Michael Fournier	53,716	26,858	26,858
Edward Wiegele	53,716	26,858	26,858
Johnny Priest	32,230	16,115	16,115

Stub period awards. In May 2014, the Committee also approved the granting of various “stub period” awards to the Current NEOs other than Mr. McNabb. These awards consist solely of performance-based RSUs. As with the three-year performance-based RSUs described above, the stub period awards provide an opportunity for the award recipient to receive up to 200 percent of the target number of performance-based RSUs granted if performance is achieved at the maximum level. The performance metrics are relative and absolute TSR for the applicable performance period. The purpose of these awards is to provide a long-term incentive award opportunity to the Named Executives during the transition from a one-year performance period to a three-year performance period, so the executives have the same opportunity that they would have had under the one-year performance period structure to earn awards in the years before the new three-year performance cycles are fully overlapping. The following tables show (i) the TSR Performance Matrix for the one-year stub period that ended December 31, 2014 and (ii) the target number of performance-based RSUs awarded to the Named

Executives for the one- and two-year stub periods. As shown in the table, no one-year stub period RSUs were earned for performance in 2014. The two-year stub period is still outstanding and will end December 31, 2015. Therefore, we will provide the two-year stub period TSR Performance Matrix and any RSUs earned in next year’s proxy statement:

One-year Stub Period Performance LTI Award – TSR Payout Matrix

Payout as a % of Target Award

Willbros Ranking
Against 2014 Peer Group
Top 2	100%	100.01% to 125.00%	125.01% to 150.00%	150.01% to 175.00%	175.01% to 200.00%
Rank #3 through #6	50%	50.01% to 100.00%	100.01% to 125.00%	125.01% to 150.00%	150.01% to 175.00%
Rank #7 through #9	25%	25.01% to 50.00%	50.01% to 100.00%	100.01% to 125.00%	125.01% to 150.00%
Rank #10 through #13	0%	00.01% to 25.00%	25.01% to 50.00%	50.01% to 100.00%	100.01% to 125.00%
Rank #14 or below	0%	0%	25%	50%	100%
	0% or Less < or = $8.66	0.01% - 12.50% $8.67 - $9.74	12.51% - 25.00% $9.75 - $10.83	25.01% - 37.50% $10.84 - $11.91	37.51% - 50.00%+ $11.92 - $12.99+
	Absolute FY14 Stock Price Growth Reference Range/Absolute Stock Price for Period Ending December 2014

Name	Total Number of Stub Period Performance- based RSUs Awarded (at Target)	One-year Stub Period Performance- based RSUs Awarded (at Target)	Two-year Stub Period Performance- based RSUs Awarded (at Target)	Total # of One- year Stub Period Performance- based RSUs Earned
Van Welch	25,000	8,333	16,667	0
Michael Fournier	26,858	8,953	17,905	0
Edward Wiegele	26,858	8,953	17,905	0
Johnny Priest	16,115	5,372	10,743	0

Special Retention awards. During 2014, competition for proven business leaders in our industry was intense. In light of this environment, and the additional uncertainty related to the CEO transition, the Compensation Committee determined that special retention awards to certain Named Executives were necessary to address immediate retention needs. Each of these awards was in the form of service-based RSUs that cliff vest at a future date, contingent on continued employment by the Named Executive through the vesting date. If the Named Executive voluntarily resigns prior to the vesting date, the special retention award will be forfeited in its entirety. The following table shows the number of service-based shares of restricted stock that were awarded to our Named Executives as special retention awards:

Name	Service-Based Restricted Shares Awarded	Vesting Date of Special Retention Award
Van Welch	39,968	December 31, 2016
Michael Fournier	27,000	December 31, 2015
Johnny Priest	39,968	December 31, 2016

2014 Long-term Incentive Awards—McNabb. In connection with his election as CEO in October 2014, Mr. McNabb did not receive an LTI award for 2014. The Committee expects that the terms of Mr. McNabb’s

2015 incentive compensation will be virtually the same as for the other NEOs. The Committee expects that Mr. McNabb’s 2015 LTI award will be 50 percent performance-based and 50 percent service-based. The performance-based LTI award will be based solely on a TSR Matrix over a specified multi-year performance period.

Retirement and Other Benefits

We have a 401(k) defined contribution plan that is funded by participating employee contributions and the Company. In 2014, we matched employee contributions, including contributions by our Named Executives, up to a maximum of four percent of salary, in the form of cash.

Perquisites

We provide our Named Executives with a limited number of perquisites that the Committee believes are reasonable and in line with our overall compensation program and better enable us to attract and retain talented employees for executive positions. The Committee periodically reviews the levels of perquisites provided to our Named Executives.

We sponsored an executive medical program for the Named Executives that provided reimbursement for these officers and their eligible dependents of qualifying medical expenses not covered by the Willbros Group Medical Plan, including an annual, fully comprehensive medical examination for the executive, as well as an accidental death and dismemberment benefit. This perquisite was terminated effective December 31, 2014.

We provided corporate apartments to two of our Named Executives who reside outside Houston, Texas for their use while working at our corporate headquarters. Mr. Fournier, who headed our Canada segment until his promotion to Chief Operating Officer in July 2014, resides in Calgary, Alberta, Canada. Mr. McNabb, who resides outside Houston, Texas, was appointed Executive Chairman in August 2014 and CEO in October 2014. We also reimbursed Messrs. McNabb and Fournier for certain commuting expenses. Mr. Fournier’s commuting expenses all related to travel on commercial airlines. In connection with Mr. McNabb’s transition from Non-executive Chairman to Executive Chairman and CEO, and in order to facilitate his travel to and from Houston, we allowed Mr. McNabb the personal use of our corporate aircraft. We agreed to sell our corporate aircraft in March 2015. We provided corporate apartments and paid commuting expenses in 2014 because we believed it was necessary in order to promote and retain the right individuals for two critical senior executive positions.

Compensation of Former Named Executives

Harl

Our Former CEO, Robert R. Harl, received a base salary of $900,000 in 2014, the same base salary he received for the years 2011, 2012 and 2013. The award opportunity for Mr. Harl under the 2014 MIC Program was $450,000, $900,000 and $1,350,000 at the threshold, target and maximum levels of performance, respectively. However, in light of the Company’s disappointing overall performance in 2014, the Committee exercised its discretion not to pay any bonus to Mr. Harl, including the 10 percent of the overall target award opportunity which may be paid under the MIC Program for personal performance irrespective of the Adjusted Operating Income threshold being met.

For 2014, the Committee chose to use relative and absolute TSR, Adjusted Operating Margin, TRIR, Adjusted DSO and Personal Performance (as determined by the Committee) as the performance measures for Mr. Harl’s long-term incentive award. The performance period for the 2014 award consisted of fiscal year 2014 for all performance measures except for relative TSR. The performance period for relative TSR was fiscal years 2012 through 2014.

The Company’s relative TSR rank for the three-year performance period in relation to the 2014 Peer Group was determined to be 9 of 16 (including Willbros in the ranking against the 15 companies comprising the peer group). The Company’s Absolute Stock Price at the end of the three-year period was $5.20. This performance resulted in a payout to Mr. Harl of $1,750,000, or 87.5 percent of the target payout for the relative and absolute TSR component of the overall award. As previously discussed, the Committee determined that the Company performed below the threshold level with respect to the Adjusted Operating Margin, TRIR and Adjusted DSO metrics. In light of our overall disappointing financial performance, the Committee also determined that Mr. Harl performed below the threshold level with respect to the personal performance component of the 2014 long-term incentive award. Based on performance against the metrics as well as personal performance below the threshold level, the Committee determined that Mr. Harl earned a total long-term incentive award of $1,750,000 for 2014, which was well below the $4,000,000 target level for his 2014 LTI award. The Committee also elected to pay the entire award in the form of Willbros common stock. One-third of the award was paid in March 2015 and the remainder is payable in equal installments in March 2016 and 2017.

Mr. Harl’s employment agreement also provided for an additional award of $1 million in 2014 to Mr. Harl (the “Succession Award”). In connection with Mr. Harl’s resignation as a Director and as CEO of the Company and Mr. McNabb’s election as CEO, and in lieu of payments that would have been owed to Mr. Harl under his employment agreement, on October 31, 2014, we paid the Succession Award to Mr. Harl in the form of Willbros common stock.

Collins

In May 2014, Mr. Earl R. Collins, who previously served as Senior Vice President and President of the Oil & Gas segment, was promoted to the position of President of the Company, effective July 1, 2014. In connection with his promotion, Mr. Collins’ base salary was increased from $350,000 to $500,000, effective July 1, 2014. Mr. Collins subsequently resigned from the Company, effective October 21, 2014.

In 2014, Mr. Collins received the following LTI awards:

•	35,810 shares of service-based restricted stock;

•	35,810 performance-based RSUs;

•	11,937 performance-based RSUs for the one-year stub period; and

•	23,873 performance-based RSUs for the two-year stub period.

In connection with his resignation from the Company in October 2014, and as further described under the caption “Employment and Separation Agreements,” Mr. Collins entered into a Waiver and Release Agreement pursuant to which all of his shares of service-based restricted stock vested in full on the resignation date and all of his unvested performance-based RSUs that were previously awarded to him, were forfeited.

Stock Ownership and Retention Policy

In an effort to further align the interests of our executives and directors with our stockholders, the Board of Directors has approved stock ownership guidelines for the executive officers and directors that require them to acquire and retain a significant financial stake in our common stock. The purpose of the policy is to require our executive officers and directors to retain a number of shares equal to substantially all of the after-tax value of their recent awards, while enabling these individuals to dispose of a sufficient number of shares to cover the tax liability associated with the vesting of such shares.

The following table illustrates our stock ownership and retention policy:

	CEO	Other Executive Officers	Non-Employee Directors(1)

Ownership Guideline—Retention Rate:	60 percent(2)	60 percent(3)	60 percent(4)

Retention Rate Based on Total Awards Received in:	Trailing 4 years(2)	Trailing 3 years(3)	Trailing 3 years(4)

Should be Achieved Within:	3 years	3 years	3 years

(1)	The stock ownership and retention policy does not apply to any individual directors who are identified as “Investor Designees” of InfrastruX under the Stockholder Agreement between InfrastruX and us.
(2)	The CEO is expected to own and retain a number of shares of our common stock equal to 60 percent of the total number of stock awards received in the prior four years as long-term incentives.
(3)	All other executive officers are expected to own and retain a number of shares of our common stock equal to 60 percent of the total awards received in the prior three years as long-term incentives.
(4)	Non-employee directors are expected to own and retain a number of shares of our common stock equal to 60 percent of the total awards received in the prior three years.

Policy on Hedging and Pledging of Company Securities

Hedging transactions may permit a director, officer or employee to continue to own Willbros securities obtained through employee benefit plans or otherwise, but without the full risks and rewards of ownership. When that occurs, the director, officer or employee may no longer have the same objectives as our other stockholders. Our Policy for Securities Trades specifically prohibits our directors, Named Executives and other employees from engaging in any hedging activities with respect to our securities.

Securities held in a margin account as collateral for a margin loan may be sold by the broker without the customer’s consent if the customer fails to meet a margin call. Similarly, securities pledged as collateral for a loan may be sold in foreclosure if the borrower defaults on the loan. Because a margin sale or foreclosure sale may occur at a time when the pledgor is aware of material non-public information or otherwise is not permitted to trade in Willbros securities, our Policy for Securities Trades prohibits directors, Named Executives and other key employees from holding Willbros securities in a margin account or otherwise pledging Willbros securities.

Severance Plans

In 2010, the Board of Directors adopted the Management Severance Plan. The Management Severance Plan replaced the previous severance plan and was adopted to provide assurance of severance benefits for terminated executive employees while better aligning our severance policies with current compensation trends. In 2014, the Board of Directors adopted the Management Severance Plan for Canadian Employees (the “Canadian MSP” and, collectively with the Management Severance Plan, the “Severance Plans”). Messrs. McNabb, Welch, Wiegele and Priest are participants in the Management Severance Plan, although Mr. McNabb has waived any right to receive a severance payment in the event that his employment is terminated by us other than for cause and prior to a change in control. Mr. Fournier is a participant in the Canadian MSP. Under the Severance Plans, payment of change of control severance benefits is conditioned upon the occurrence of a “double trigger,” in which the executive is terminated not for cause or resigns for “good reason” within one year after a change of control. In addition, the Management Severance Plan provides that if the payments and benefits otherwise required under the plan would constitute an “excess parachute payment” under the Internal Revenue Code, then the payments and benefits will be “cut back” so that no portion of the amounts received by a participant will be subject to the excise tax imposed under Section 4999 of the Internal Revenue Code.

Additional information with respect to payments which may be made under the Severance Plans is provided under the caption “Potential Payments Upon Termination or Change in Control – Management Severance Plans” below.

Employment and Separation Agreements

The Committee believed it was necessary for us to enter into employment agreements with Messrs. Harl and Welch in order to secure their continued employment with us. Mr. Harl received compensation in accordance with his employment agreement, and Mr. Welch receives certain long-term incentives in accordance with his employment agreement. Accordingly, the overall compensation of Mr. Welch, other than certain long-term incentives, is determined in the same manner as the compensation for the other Named Executives.

In connection with his resignation in October 2014, Mr. Collins entered into a Waiver and Release Agreement with us. Pursuant to the terms of the Waiver and Release Agreement:

•	We paid Mr. Collins a lump sum cash payment of $250,000, which is equal to one-half of his base salary at the time of his resignation, and one-half of the severance compensation to which he was entitled under the Management Severance Plan.

•	We waived the post-employment non-competition and non-solicitation provisions of the Management Severance Plan.

•	52,476 shares of service-based restricted stock previously awarded to Mr. Collins but unvested at the time of his resignation vested in full on the resignation date.

•	Mr. Collins forfeited all of the unvested performance-based restricted stock units that were previously awarded to him.

Clawback Policy

In 2012, the Committee adopted a clawback policy, which is intended to be interpreted in a manner consistent with any applicable rules or regulations to be adopted by the SEC or the New York Stock Exchange as contemplated by the Dodd-Frank Act. The policy provides that in the event of an accounting restatement due to material non-compliance with the financial reporting requirements under U.S. federal securities laws, the Committee has the right to use reasonable efforts to recover from any of our current or former executive officers who received incentive-based compensation during the three-year period preceding the date on which we are required to prepare an accounting restatement any excess incentive-based compensation awarded as a result of the misstatement.

Compensation Program as it Relates to Risk

We have reviewed our compensation policies and practices for both executives and non-executives as they relate to risk and have determined that they are not reasonably likely to have a material adverse effect on us. In reaching this conclusion, we considered the various elements of our compensation program that are designed to help mitigate excessive risk taking, including:

•	Components of Compensation: We use a mix of compensation elements including base salary, annual incentives and long-term incentives to avoid placing too much emphasis on any one component of compensation.

•	Annual Incentive: Our MIC Program does not allow for unlimited payouts. Annual incentive payments cannot exceed 200 percent of target levels and, in the case of our CEO, cannot exceed 150 percent of target levels.

•	Equity Awards: Our long-term incentive awards drive a long-term perspective and typically vest over a period of three or four years. Our performance-based long-term incentive awards are capped and cannot exceed 200 percent of target levels.

•	Committee Oversight: The Committee reviews and administers all awards under annual and long-term incentive plans.

•	Performance Measures: Our performance goal setting process is aligned with our business strategy, our mission, vision and values and the interests of our stockholders.

•	Clawback Policy: We have the ability to recover any excess incentive-based compensation awarded to any of our executive officers as a result of an accounting restatement due to material non-compliance with the reporting requirements under federal securities laws.

•	Stock Ownership and Retention Policy: Our stock ownership and retention policy requires our senior management to maintain a significant portion of their personal wealth in our common stock for the duration of their employment with us.

•	Hedging Policy: Our hedging policy requires our senior management to retain the full risks and rewards associated with owning our common stock with respect to all of the shares they are required to retain.

Our compensation program is designed to motivate our Named Executives and other Company officers to achieve business objectives that generate stockholder returns and to encourage behaviors that are consistent with our values.

Policy Regarding Tax Deductibility of Executive Compensation

Section 162(m) of the U.S. Internal Revenue Code places a $1 million per person limitation on the United States tax deduction a U.S. publicly held corporation (or a U.S. subsidiary of a publicly-held corporation) may take for compensation paid in any fiscal year to the Company’s CEO and its three other highest paid executive officers other than the CFO, except compensation which constitutes performance-based compensation as defined by the U.S. Internal Revenue Code. We consider the tax and accounting rules associated with various forms of compensation when designing our compensation programs. However, the Committee believes that its primary responsibility is to provide a compensation program that attracts, retains and rewards the executive talent necessary for our success. In order to maintain flexibility to compensate our executive officers in a manner designed to promote long-term corporate goals and objectives, the Committee has not adopted a policy that all compensation must be deductible or have the most favorable accounting treatment to us.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis included in this proxy statement with management of Willbros, and based on such review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

THE COMPENSATION COMMITTEE

Robert L. Sluder, Chairman
Michael C. Lebens
S. Miller Williams

Summary Compensation Table

The following table summarizes the total compensation earned by, or paid or awarded to, each of the named executive officers for the fiscal years ended December 31, 2014, 2013 and 2012. Mr. Harl resigned as CEO and as a Director in October 2014 and continued as an employee until his retirement on January 2, 2015. Mr. Fournier was promoted to Executive Vice President and Chief Operating Officer in July 2014 and to President in October 2014. Mr. Wiegele was promoted to Senior Vice President and President, Professional Services in January 2013 and to Executive Vice President, Engineering and Technology in July 2014. Mr. Priest was promoted to Executive Vice President, Utility Transmission & Distribution in October 2014. Mr. Collins was promoted to President in July 2014 and subsequently resigned in October 2014. The amounts listed below in the “All Other Compensation” column includes amounts paid pursuant to a waiver and release agreement between us and Mr. Collins.

We have an employment agreement with Mr. Welch and had an employment agreement with Mr. Harl until January 2, 2015, when he retired. For additional information regarding Mr. Welch’s employment agreement, see the caption “Potential Payments Upon Termination or Change in Control – Employment Agreement” below. We entered into a waiver and release agreement with Mr. Collins on October 21, 2014, when he resigned. For additional information regarding his waiver and release agreement, see the caption “Potential Payments Upon Termination or Change in Control – Executive Separations – Earl R. Collins” below.

Name and Principal Position	Year	Salary ($)	Bonus ($)		Stock Awards ($)(1)		Option Awards ($)	Non-Equity Incentive Plan Compensation ($)		Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)(2)		Total ($)
John T. McNabb, II Chairman and Chief Executive Officer(3)	2014	208,950	—		—		—	—		—	43,278	(4)	252,228

Van A. Welch Executive Vice President and Chief Financial Officer	2014	461,900	—		1,477,000		—	—		—	9,542		1,948,442
	2013	448,800	—		566,421		—	191,667		—	6,000		1,212,888
	2012	448,800	100,000	(5)	147,604		—	63,954		—	8,292		768,650

Michael J. Fournier President and Chief Operating Officer	2014	412,500	—		1,351,191		—	—		—	77,302	(6)	1,840,993

Edward J. Wiegele Executive Vice President and President, Professional Services	2014	412,500	—		1,049,601		—	—		—	9,399		1,471,500
	2013	347,083	—		575,514		—	228,727		—	6,000		1,157,324

Johnny M. Priest Executive Vice President and President, Utility T&D	2014	412,663	—		1,129,763		—	—		—	3,558		1,545,984

Robert R. Harl Former Chief Executive Officer	2014	900,000	1,000,000	(7)	2,658,300	(8)	—	—		—	9,542		4,567,842
	2013	900,000	—		1,730,000	(9)	—	2,183,391	(10)	—	6,000		4,819,391
	2012	900,000	—		1,100,000	(11)	—	1,015,000		—	6,000		3,021,000

Earl R. Collins Former President	2014	339,977	—		1,399,481	(12)	—	—		—	706,439	(13)	2,445,877

(1)	These amounts in the Stock Awards column reflect the aggregate grant date fair value of stock awards computed in accordance with FASB ASC Topic 718. Amounts have not been adjusted for expected forfeitures. The assumptions used to value the stock awards are included in Note 11 to our consolidated financial statements contained in our Annual Report on Form 10-K for the year ended December 31, 2014. The amounts shown do not represent amounts paid to such executive officers.
(2)	The amounts shown for 2014 include (a) contributions by the Company to our 401(k) Plan in the amount of $6,000 for each of Messrs. Harl, Welch and Wiegele and contributions by the Company to our retirement savings plan for Canadian employees in the amount of $20,505 for Mr. Fournier and (b) matching contributions by the Company in the amount of $3,542 for Messrs. Harl and Welch, $3,399 for Mr. Wiegele, $3,558 for Mr. Priest and $2,708 for Mr. Collins to the non-profit organization of the Named Executive’s choice in connection with contributions by such executives to the Willbros Political Action Committee.

Does not include the value of perquisites and other benefits for 2014 for each of Messrs. Harl, Welch, Wiegele, Priest and Collins because the aggregate amount of his compensation for such perquisites and other personal benefits is less than $10,000.

(3)	Mr. McNabb, who previously served as non-executive Chairman of the Board, was appointed Executive Chairman of the Board on August 29, 2014 and as CEO of the Company on October 21, 2014. The Summary Compensation Table for fiscal 2014 reflects Mr. McNabb’s compensation as Executive Chairman for the period from August 29, 2014 to October 20, 2014 and as CEO for the period October 21, 2014 to December 31, 2014. Please refer to the Director Compensation Table for a description of Mr. McNabb’s compensation as a non-executive Chairman for the period from January 1, 2014 to August 28, 2014.
(4)	The amount for Mr. McNabb includes rent related to a corporate apartment in Houston, Texas paid by the Company and $37,242 of personal travel on the Company’s aircraft primarily to and from Mr. McNabb’s home in Asheville, North Carolina. The Company agreed to sell the aircraft in March 2015. For compensation purposes, we calculate the aggregate incremental cost to the Company of personal use of the Company’s aircraft by determining the aircraft’s variable operating costs, which include aircraft fuel, landing and parking expenses, and pilot travel expenses, which include lodging, meals and aircraft supplies.
(5)	The amount shown in this column for Mr. Welch represents a sign-on bonus of $100,000 that was paid in January 2012 in connection with Mr. Welch’s execution of a new employment agreement in November 2011.
(6)	In addition to the items included in footnote (2) above, the amount for Mr. Fournier includes an automobile allowance, rent related to a corporate apartment in Houston, Texas paid by the Company and $32,488 of commuting expenses for travel between Houston, Texas and Mr. Fournier’s home in Calgary, Alberta, Canada. For compensation purposes, we calculate the aggregate incremental cost of travel expenses incurred in Canadian dollars based on the average exchange rate in effect for 2014.
(7)	The amount shown in this column for Mr. Harl represents a succession award of $1 million that was paid to Mr. Harl on October 31, 2014 in the form of 170,358 shares of Willbros common stock.
(8)	The amount in the Stock Awards column for Mr. Harl represents grant date fair value of the portion of his 2014 long-term cash incentive award with a market performance metric (Total Shareholder Return). This award is payable in 304,348 shares of our common stock in three equal annual installments commencing March 2015 and is classified as a share-based liability under FASB ASC Topic 718.
(9)	The amount in the Stock Awards column for Mr. Harl represents grant date fair value of the portion of his 2013 long-term cash incentive award with a market performance metric (Total Shareholder Return). This award is payable in 172,468 shares of our common stock in three equal installments commencing March 2014 and is classified as a share-based liability under FASB ASC Topic 718.
(10)	The amount in the Non-Equity Incentive Plan Compensation column for Mr. Harl includes the portion of his 2013 long-term cash incentive award ($1,549,673) with non-market performance metrics (Adjusted Operating Margin, TRIR, Adjusted DSO and Personal Performance) and is classified as a “liability” for accounting purposes. This portion of the award is payable in cash in three annual installments commencing March 2014. The remainder of the amount shown in the Non-Equity Incentive Plan compensation column for Mr. Harl ($633,718) represents his bonus for 2013 under our MIC Program.
(11)	The amount in the Stock Awards column for Mr. Harl represents the grant date fair value of the portion of his 2012 long-term cash incentive award with a market performance metric (Total Shareholder Return). This award is payable in 114,108 shares of our common stock in three equal installments commencing March 26, 2013 and is classified as a share-based liability under FASB ASC Topic 718.
(12)	The amount in the Stock Awards column for Mr. Collins includes 71,620 performance-based RSUs with an aggregate grant date fair value of $999,463, which were forfeited in connection with Mr. Collins’ resignation.
(13)	In connection with Mr. Collins’ resignation, Mr. Collins received a lump sum termination payment of $250,000 and a lump sum payment of $11,411 for all accrued, unused vacation time. In addition, the vesting of 52,476 shares of restricted stock was accelerated for Mr. Collins on October 21, 2014. The amount shown in the All Other Compensation column for Mr. Collins includes $442,320, which represents the incremental value to Mr. Collins as a result of the accelerated vesting of his shares of restricted stock.

Grants of Plan-Based Awards During 2014

The following table provides information about stock and option awards and non-equity and equity incentive plan awards granted to our named executive officers during the year ended December 31, 2014. There can be no assurance that the Grant Date Fair Value of Stock and Option Awards will ever be realized.

Name	Grant Date		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)		All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($ / Sh)	Grant Date Fair Value of Stock and Option Awards ($)
			Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)

John T. McNabb, II			—	—	—	—	—	—	—		—	—	—

Van A. Welch			178,125	356,250	712,500	—	—	—	—		—	—	—
	5/20/2014		—	—	—	—	—	—	25,000	(1)	—	—	279,250
	5/20/2014		—	—	—	6,250	25,000	50,000	—		—	—	348,000
	5/20/2014	(2)	—	—	—	2,083	8,333	16,666	—		—	—	119,750
	5/20/2014		—	—	—	4,167	16,667	33,334	—		—	—	230,000
	7/1/2014		—	—	—	—	—	—	39,968	(1)	—	—	500,000

Michael J. Fournier			178,125	356,250	712,500	—	—	—	—		—	—	—
	5/20/2014		—	—	—	—	—	—	26,858	(1)	—	—	300,004
	5/20/2014		—	—	—	6,715	26,858	53,716	—		—	—	373,859
	5/20/2014	(2)	—	—	—	2,238	8,953	17,906	—		—	—	128,648
	5/20/2014		—	—	—	4,476	17,905	35,810	—		—	—	247,090
	5/20/2014		—	—	—	—	—	—	27,000	(1)	—	—	301,590

Edward J. Wiegele			178,125	356,250	712,500	—	—	—	—		—	—	—
	5/20/2014		—	—	—	—	—	—	26,858	(1)	—	—	300,004
	5/20/2014		—	—	—	6,715	26,858	53,716	—		—	—	373,859
	5/20/2014	(2)	—	—	—	2,238	8,953	17,906	—		—	—	128,648
	5/20/2014		—	—	—	4,476	17,905	35,810	—		—	—	247,090

Johnny M. Priest			161,250	322,500	645,000	—	—	—	—		—	—	—
	5/20/2014		—	—	—	—	—	—	16,115	(1)	—	—	180,005
	5/20/2014		—	—	—	4,029	16,115	32,230	—		—	—	224,315
	5/20/2014	(2)	—	—	—	1,343	5,372	10,744	—		—	—	77,189
	5/20/2014		—	—	—	2,686	10,743	21,486	—		—	—	148,254
	7/1/2014		—	—	—	—	—	—	39,968	(1)	—	—	500,000

Robert R. Harl			450,000	900,000	1,350,000	—	—	—	—		—	—	—
	5/20/2014		500,000	2,000,000	4,000,000	—	—	—	—		—	—	—
	5/20/2014	(2)	—	—	—	$500,000	$2,000,000	$4,000,000	—		—	—	2,658,300

Earl R. Collins			200,000	400,000	800,000	—	—	—	—		—	—	—
	5/20/2014		—	—	—	—	—	—	35,810		—	—	399,998
	5/20/2014	(3)	—	—	—	8,953	35,810	71,620	—		—	—	498,478
	5/20/2014	(3)	—	—	—	2,984	11,937	23,874	—		—	—	171,531
	5/20/2014	(3)	—	—	—	5,968	23,873	47,746	—		—	—	329,454

(1)	These stock awards were granted under our 2010 Stock Plan and are described in the Outstanding Equity Awards at Fiscal Year-End for 2014 table below.
(2)	In March 2015, the Compensation Committee confirmed the earned portion of the one-year stub period performance-based RSU awards to the current Named Executives and the portion of Mr. Harl’s 2014 long-term cash incentive award with a market performance metric (relative Total Shareholder Return) reported as equity in this table. With respect to the one-year stub period performance-based RSU awards, the Compensation Committee determined that each of Messrs. Welch, Fournier, Wiegele and Priest earned 0 shares. With respect to the portion of Mr. Harl’s 2014 long-term incentive cash award reported as equity in this table, the Compensation Committee confirmed a payout level of $1,750,000.
(3)	In connection with Mr. Collins’ resignation in October 2014, these awards were forfeited.

Outstanding Equity Awards at Fiscal Year-End for 2014

The following table summarizes the option and stock awards that we have made to our named executive officers, which were outstanding as of December 31, 2014.

	Option Awards					Stock Awards
	Number of Securities Underlying Unexercised Options (#)	Number of Securities Underlying Unexercised Options (#)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options	Option Exercise Price	Option Expiration	Number of Shares or Units of Stock That Have Not Vested		Market Value of Shares or Units of Stock That Have Not Vested	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested
Name	Exercisable	Unexercisable	(#)	($)	Date	(#)(1)		($)(1)(2)	(#)(1)(3)	($)(2)

John T, McNabb, II	—	—	—	—	—	5,616	(4)	35,212	—	—
Van A. Welch	50,000	—	—	17.79	8/27/16	127,628	(5)	800,228	10,417	65,315
Michael Fournier	—	—	—	—	—	88,858	(6)	557,140	11,191	70,168
Edward J. Wiegele	—	—	—	—	—	95,873	(7)	601,124	11,191	70,168
Johnny M. Priest	—	—	—	—	—	86,083	(8)	539,740	6,715	42,103
Robert R. Harl	100,000	—	—	18.01	1/19/16	457,362	(9)	2,867,660	—	—
Earl R. Collins	—	—	—	—	—	—		—	—	—

(1)	In 2014, each of the Named Executives other than Mr. Harl received performance-based RSUs, including performance-based RSUs for the three-year period ending December 31, 2016, performance-based RSUs for the two-year stub period ending December 31, 2015 and performance-based RSUs for the one-year stub period ending December 31, 2014. Mr. Harl’s long-term cash incentive award was 100 percent performance-based. In March 2015, the Compensation Committee confirmed the earned portion of the one-year stub period awards and Mr. Harl’s 2014 long-term cash incentive award. With respect to the performance-based RSUs for the one-year stub performance period, the Compensation Committee confirmed that Messrs. Welch, Fournier, Wiegele and Priest earned 0 shares. With respect to the portion of Mr. Harl’s 2014 long-term cash incentive award reported as equity, the Compensation Committee confirmed that Mr. Harl earned $1,750,000, and the earned portion is payable in 304,348 shares of our common stock in three equal annual installments commencing March 2015. The performance-based RSUs for the three-year performance period and the two-year stub period are reported in the column captioned “Number of Shares or Units of Stock That Have Not Vested.” The earned portion of Mr. Harl’s long-term cash incentive award reported as equity was conditioned upon continued service through the expiration of his employment agreement on January 2, 2015 and is also reported in the column captioned “Number of Shares or Units of Stock That Have Not Yet Vested.”
(2)	Based on the closing price of our common stock on December 31, 2014 ($6.27), as reported on the New York Stock Exchange.
(3)	The number of shares shown for the performance-based RSUs with a performance period ending on December 31, 2015 and 2016 reflects threshold level of performance.
(4)	On May 21, 2014, as a non-employee director at that time, Mr. McNabb received a restricted stock grant of 13,477 shares under the Company’s Amended and Restated 2006 Director Restricted Stock Plan. In conjunction with Mr. McNabb’s election as CEO, he forfeited 7,861 of these restricted shares, representing 7/12 of the May 2014 award because he is no longer eligible to receive compensation as a non-employee director. All of the remaining shares vest on May 21, 2015.
(5)	These shares vest as follows: 6,667 shares of restricted stock on March 23, 2015; 11,111 shares of restricted stock on March 21, 2015; 7,986 restricted stock units on March 15, 2015; 11,111 shares of restricted stock on each of March 26, 2015 and 2016; 7,337 restricted stock units on each of March 15, 2015 and 2016; 39,968 shares of restricted stock on December 31, 2016; and 8,334 shares of restricted stock on May 20, 2015 and 8,333 shares of restricted stock on each of May 20, 2016 and 2017.
(6)	These shares vest as follows: 2,500 restricted stock units on August 8, 2015; 5,000 restricted stock units on each of March 21, 2015 and 2016; 7,500 restricted stock units on each of March 26, 2015, 2016 and 2017; 27,000 restricted stock units on December 31, 2015; and 6,714 shares of restricted stock on each of May 20, 2015 and 2017, and 6,715 shares of restricted stock on each of May 20, 2016 and 2018.

(7)	These shares vest as follows: 2,000 shares of restricted stock on March 31, 2015; 2,500 shares of restricted stock on September 1, 2015; 7,500 shares of restricted stock on each of March 21, 2015 and 2016; 33,333 shares of restricted stock on December 31, 2015; 8,091 restricted stock units on each of March 15, 2015 and 2016; and 6,714 shares of restricted stock on each of May 20, 2015 and 2017, and 6,715 shares of restricted stock on each of May 20, 2016 and 2018.
(8)	These shares vest as follows: 30,000 shares of restricted stock on December 31, 2015; 4,028 shares of restricted stock on May 20, 2015 and 4,029 shares of restricted stock on each of May 20, 2016, 2017 and 2018; and 39,968 shares of restricted stock on December 31, 2016.
(9)	These shares vest as follows: 38,036 restricted stock units on March 15, 2015; 57,489 restricted stock units on each of March 15, 2015 and 2016; and 101,449 restricted stock units on each of March 15, 2015 and 2016 and 101,450 restricted stock units on March 15, 2017.

Option Exercises and Stock Vested During 2014

The following table provides information about the value realized by our named executive officers upon exercise of option awards and vesting of stock awards during the year ended December 31, 2014.

Name	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)

John T. McNabb, II	—	—	21,802	245,491
Van A. Welch	—	—	66,768	648,504
Michael Fournier	—	—	15,000	172,350
Edward J. Wiegele	—	—	24,466	278,653
Johnny M. Priest	—	—	20,000	256,800
Robert R. Harl	—	—	265,884	2,026,473
Earl R. Collins	—	—	60,810	495,282

(1)	Amounts, if any, reflect the difference between the exercise price of the option and the market price of the underlying shares at the time of exercise.
(2)	Amounts reflect the market value of the stock on the day the stock vested.

Potential Payments Upon Termination or Change in Control

The following tables show potential payments to our named executive officers under existing contracts, agreements, plans or arrangements, whether written or unwritten, for various scenarios involving a change in control or termination of each of such named executive officers, assuming a December 31, 2014 termination date and, where applicable, using the closing price of our common stock of $6.27 (as reported on the New York Stock Exchange) as of December 31, 2014. These amounts are estimates only. The actual amounts to be paid out can only be determined at the time of such officer’s separation from us.

Mr. Harl retired on January 2, 2015. Mr. Collins resigned on October 21, 2014. For a discussion of any amounts paid to them in connection with their separation from us, see the discussion under the caption “Potential Payments Upon Termination or Change in Control – Executive Separations” below.

John T. McNabb, II

Executive Benefits and Payments Upon Termination	Voluntary Termination	Early Retirement	Normal Retirement(1)	Involuntary Not for Cause or Good Reason Voluntary Termination		For Cause Termination	Involuntary or Good Reason Termination (Change in Control)		Death or Disability
Compensation:
Base Salary ($850,000)	$0	$0	$0	$0	(2)	$0	$1,700,000	(3)	$0
Short-term Incentive	$0	$0	$0	$0		$0	$0	(3)	$0
Long-term Incentives
Restricted Stock/Units
Unvested and Accelerated	$0	$0	$0	$0		$0	$35,212	(4)	$35,212	(4)
Benefits and Perquisites:
Post-Termination Health & Life Insurance Continuation	$0	$0	$0	$0		$0	$202	(5)	$0
Total	$0	$0	$0	$0		$0	$1,735,414		$35,212

(1)	Other than allowing them to participate in ERISA plans we sponsor, we do not provide retirement benefits to senior executives.
(2)	Under our Management Severance Plan for Executives, Mr. McNabb would be entitled to an amount equal to his annual base compensation, however, Mr. McNabb has waived his right to receive a severance payment in such case.
(3)	Under our Management Severance Plan for Executives, Mr. McNabb would be entitled to a payment equal to two times the sum of (i) the greater of his base compensation immediately before the change in control or on the date of separation from service and (ii) the largest annual cash bonus he received in the 36 months before the change in control or on the date of separation from service; plus one times his target cash bonus for the year of his termination. Mr. McNabb became CEO on October 21, 2014. He has received no cash bonuses from us and was not a 2014 participant in our management incentive compensation plan.
(4)	Under the award agreement whereby Mr. McNabb was awarded shares of restricted stock, he would be entitled to the accelerated vesting of 5,616 shares of restricted stock.
(5)	Under our Management Severance Plan for Executives, Mr. McNabb would be entitled to continued coverage for 12 months for himself and his eligible dependents for health and dental insurance and continued life insurance coverage for 12 months for himself (the total cost for coverage less the amounts paid by him under our plans as an employee). The amount reflects the cost of life insurance continuation as Mr. McNabb has declined health insurance coverage from us.

Van A. Welch

Executive Benefits and Payments Upon Termination	Voluntary Termination		Early Retirement	Normal Retirement(1)	Involuntary Not for Cause or Good Reason Voluntary Termination		For Cause Termination		Involuntary or Good Reason Termination (Change in Control)		Death or Disability
Compensation:
Base Salary ($475,000)	$0		$0	$0	$950,000	(2)	$0		$1,425,000	(3)	$0
Short-term Incentive	$356,250	(4)	$0	$0	$1,068,750	(2)	$356,250	(4)	$931,251	(3)	$356,250
Long-term Incentives
Restricted Stock/Units
Unvested and Accelerated	$0		$0	$0	$800,228	(5)	$0		$800,228	(5)	$800,228	(5)
Benefits and Perquisites:
Post-Termination Health & Life Insurance Continuation	$0		$0	$0	$0		$0		$9,022	(6)	$0
Total	$356,250		$0	$0	$2,818,978		$356,250		$3,143,781	(7)	$1,156,478

(1)	Neither our Management Severance Plan for Executives nor Mr. Welch’s employment agreement has a provision for retirement benefits.
(2)	Under his employment agreement, Mr. Welch would be entitled to two times his base salary and three times his target cash bonus for the year of his termination; his target cash bonus for the 2014 year was 75% of his $475,000 base salary, or $356,250.
(3)	Under our Management Severance Plan for Executives and his Employment Agreement, Mr. Welch would be entitled to a payment equal to three times the sum of (i) the greater of his base compensation immediately before the change in control or on the date of separation from service and (ii) the largest annual cash bonus he received in the 36 months before the change in control or on the date of separation from service (the largest annual cash bonus he received between January 1, 2012 and December 31, 2014 was $191,667); plus one times his target cash bonus for the year of his termination (75% of his base salary).
(4)	Mr. Welch would be entitled to any cash bonus earned for performance for the year ended immediately prior to his termination.
(5)	Under his employment agreement and our stock incentive plans, Mr. Welch would be entitled to the accelerated vesting of 127,628 shares of restricted stock and restricted stock units.
(6)	Under our Management Severance Plan for Executives, Mr. Welch’s medical/dental and life insurance coverage would continue for 12 months.
(7)	Our Management Severance Plan for Executives provides that the total amount receivable by Mr. Welch in the event of his termination in connection with a change in control be reduced, if necessary, to an amount one dollar less than the maximum amount he may receive without being subjected to the excise tax under Section 4999 of the Internal Revenue Code—the “golden parachute” rules. The amount otherwise payable to Mr. Welch, $3,165,501, exceeds the amount allowable by $21,720 and so would be reduced by that amount to $3,143,781.

Michael J. Fournier

Executive Benefits and Payments Upon Termination	Voluntary Termination	Early Retirement	Normal Retirement(1)	Involuntary Not for Cause or Good Reason Voluntary Termination		For Cause Termination	Involuntary or Good Reason Termination (Change in Control)		Death or Disability
Compensation:
Base Salary ($475,000)	$0	$0	$0	$475,000	(2)	$0	$950,000	(3)	$0
Short-term Incentive	$0	$0	$0	$0		$0	$745,134	(3)	$0
Long-term Incentives
Restricted Stock/Units
Unvested and Accelerated	$0	$0	$0	$557,140	(4)	$0	$557,140	(4)	$557,140	(4)
Benefits and Perquisites:
Post-Termination Health & Life Insurance Continuation	$0	$0	$0	$0		$0	$278	(5)	$0
Total	$0	$0	$0	$1,032,140		$0	$2,252,552		$557,140

(1)	Other than allowing them to participate in ERISA plans we sponsor, we do not provide retirement benefits to senior executives.
(2)	Under our Management Severance Plan for Executives-Canada, Mr. Fournier would be entitled to an amount equal to his annual base compensation.
(3)	Under our Management Severance Plan for Executives-Canada, Mr. Fournier would be entitled to a payment equal to two times the sum of (i) the greater of his base compensation immediately before the change in control or on the date of separation from service and (ii) the largest annual cash bonus he received in the 36 months before the change in control or on the date of separation from service (the largest annual cash bonus he received between January 1, 2012 and December 31, 2014 was $194,442); plus one times his target cash bonus for the year of his termination (75% of his base salary).
(4)	Under the award agreements whereby Mr. Fournier was awarded shares of restricted stock and restricted stock units, he would be entitled to the accelerated vesting of 88,858 shares of restricted stock and restricted stock units.
(5)	Under our Management Severance Plan for Executives-Canada, Mr. Fournier would be entitled to continued coverage for 12 months for himself and his eligible dependents for health and dental insurance and continued life insurance coverage for 12 months for himself (the total cost for coverage less the amounts paid by him under our plans as an employee).

Edward J. Wiegele

Executive Benefits and Payments Upon Termination	Voluntary Termination	Early Retirement	Normal Retirement(1)	Involuntary Not for Cause or Good Reason Voluntary Termination		For Cause Termination	Involuntary or Good Reason Termination (Change in Control)		Death or Disability
Compensation:
Base Salary ($475,000)	$0	$0	$0	$475,000	(2)	$0	$950,000	(3)	$0
Short-term Incentive	$0	$0	$0	$0		$0	$813,704	(3)	$0
Long-term Incentives
Restricted Stock/Units
Unvested and Accelerated	$0	$0	$0	$601,124	(4)	$0	$601,124	(4)	$601,124	(4)
Benefits and Perquisites:
Post-Termination Health & Life Insurance Continuation	$0	$0	$0	$0		$0	$13,362	(5)	$0
Total	$0	$0	$0	$1,076,124		$0	$1,987,659	(6)	$601,124

(1)	Other than allowing them to participate in ERISA plans we sponsor, we do not provide retirement benefits to senior executives.
(2)	Under our Management Severance Plan for Executives, Mr. Wiegele would be entitled to an amount equal to his annual base compensation.
(3)	Under our Management Severance Plan for Executives, Mr. Wiegele would be entitled to a payment equal to two times the sum of (i) the greater of his base compensation immediately before the change in control or on the date of separation from service and (ii) the largest annual cash bonus he received in the 36 months before the change in control or on the date of separation from service (the largest annual cash bonus he received between January 1, 2012 and December 31, 2014 was $228,727); plus one times his target cash bonus for the year of his termination (75% of his base salary).
(4)	Under the award agreements whereby Mr. Wiegele was awarded shares of restricted stock and restricted stock units, he would be entitled to the accelerated vesting of 95,873 shares of restricted stock and restricted stock units.
(5)	Under our Management Severance Plan for Executives, Mr. Wiegele would be entitled to continued coverage for 12 months for himself and his eligible dependents for health and dental insurance and continued life insurance coverage for 12 months for himself (the total cost for coverage less the amounts paid by him under our plans as an employee).
(6)	Our Management Severance Plan for Executives provides that the total amount receivable by Mr. Wiegele in the event of his termination in connection with a change in control be reduced, if necessary, to an amount one dollar less than the maximum amount he may receive without being subjected to the excise tax under Section 4999 of the Internal Revenue Code - the “golden parachute” rules. The amount otherwise payable to Mr. Wiegele, $2,378,190, exceeds the amount allowable by $390,531 and so would be reduced by that amount to $1,987,659.

Johnny M. Priest

Executive Benefits and Payments Upon Termination	Voluntary Termination	Early Retirement	Normal Retirement(1)	Involuntary Not for Cause or Good Reason Voluntary Termination		For Cause Termination	Involuntary or Good Reason Termination (Change in Control)		Death or Disability
Compensation:
Base Salary ($430,000)	$0	$0	$0	$430,000	(2)	$0	$860,000	(3)	$0
Short-term Incentive	$0	$0	$0	$0		$0	$936,240	(3)	$0
Long-term Incentives
Restricted Stock/Units
Unvested and Accelerated	$0	$0	$0	$539,740	(4)	$0	$539,740	(4)	$539,740	(4)
Benefits and Perquisites:
Post-Termination Health & Life Insurance Continuation	$0	$0	$0	$0		$0	$8,905	(5)	$0
Total	$0	$0	$0	$969,740		$0	$2,344,885		$539,740

(1)	Other than allowing them to participate in ERISA plans we sponsor, we do not provide retirement benefits to senior executives.
(2)	Under our Management Severance Plan for Executives, Mr. Priest would be entitled to an amount equal to his annual base compensation.
(3)	Under our Management Severance Plan for Executives, Mr. Priest would be entitled to a payment equal to two times the sum of (i) the greater of his base compensation immediately before the change in control or on the date of separation from service and (ii) the largest annual cash bonus he received in the 36 months before the change in control or on the date of separation from service (the largest annual cash bonus he received between January 1, 2012 and December 31, 2014 was $306,870); plus one times his target cash bonus for the year of his termination (75% of his base salary).
(4)	Under the award agreements whereby Mr. Priest was awarded shares of restricted stock and restricted stock units, he would be entitled to the accelerated vesting of 86,083 shares of restricted stock and restricted stock units.
(5)	Under our Management Severance Plan for Executives, Mr. Priest would be entitled to continued coverage for twelve months for himself and his eligible dependents for health and dental insurance and continued life insurance coverage for twelve months for himself (the total cost for coverage less the amounts paid by him under our plans as an employee).

Employment Agreement. The only current named executive officer with an employment agreement is Van A. Welch. The term of the employment agreement is five years and two months, commencing on November 1, 2011, and ending on December 31, 2016 (the “Welch Employment Period”).

Pursuant to the employment agreement, Mr. Welch will earn a base salary of $448,800 per year. Mr. Welch will be eligible for increases in the base salary based on merit. Mr. Welch’s base salary was increased to $475,000 in 2014.

Mr. Welch received a sign-on bonus in the amount of $100,000 in January 2012. The employment agreement also provides that Mr. Welch will participate in our MIC Program, pursuant to which he will be eligible for annual bonuses at the executive leadership team level. The Board of Directors and the Compensation Committee of the Board of Directors may also award Mr. Welch a discretionary bonus based on our financial performance, Mr. Welch’s personal performance, the bonuses paid to our other executives, as well as such other matters as the Board or the Compensation Committee deem appropriate.

The employment agreement provides that Mr. Welch will be awarded the number of shares of our common stock under the 2010 Stock Plan in the form of restricted stock on the dates indicated below if Mr. Welch is still employed by us on those dates and subject to the terms of the 2010 Stock Plan and Mr. Welch’s execution of restricted stock award agreements:

Date of Award	Number of Restricted Stock Shares

November 2011	50,000
March 2012	50,000
March 2013	50,000
March 2014	50,000
March 2015	50,000

The November 2011 award, which was made on November 17, 2011, is service-based. The March 2012 and March 2013 awards were two-thirds service-based and one-third performance-based. The 2014 award was one-half service-based and one-half performance-based. At the discretion of the Board of Directors or Compensation Committee, all other awards may be performance-based or service-based or a combination of performance-based and service-based. All service-based awards will vest in one-third increments on each of the first, second and third anniversaries of the date of the award. If Mr. Welch resigns at any time after the end of the Welch Employment Period, he will continue to hold all restricted stock previously awarded under the employment agreement, and the restricted stock will vest as originally scheduled.

Mr. Welch’s rights with respect to severance benefits are governed by the terms of the employment agreement and by our Management Severance Plan for Executives. If Mr. Welch resigns during the Welch Employment Period (other than for good reason), or is terminated for cause, he will receive the base salary only through the date of separation from service, and will receive no bonus payment under the MIC Program for any year that is not completed at the date of separation.

In the event of his death or disability, Mr. Welch will receive his base salary through the date of his separation from service and an amount in cash equal to the target cash bonus that would have been due under the MIC Program if we had achieved the performance goals for the year in which such separation occurs, prorated to the date of separation. In addition, the restrictions on all of Mr. Welch’s restricted shares awarded under the employment agreement prior to the date of separation would lapse within one year following the date of separation, as determined by the Compensation Committee.

Pursuant to the employment agreement, if Mr. Welch’s employment is terminated other than for cause by us or Mr. Welch resigns for good reason at any time prior to a change in control of us, the restrictions on all restricted stock awarded to Mr. Welch under the employment agreement prior to the separation from service will lapse within one year following the separation from service, as determined by the Compensation Committee, and, in lieu of any payments under the Management Severance Plan for Executives, he will be entitled to the following:

•	his base salary in effect on the date of termination for a period equal to the greater of (i) the remainder of the Welch Employment Period, but not to exceed three years following the date of termination or (ii) a period of 12 months following the date of termination; and

•	a cash bonus in an amount determined as if we and Mr. Welch had met the performance goals for Mr. Welch to receive the target cash bonus under the MIC Program for each of the uncompleted years remaining in the Welch Employment Period, but not to exceed three years.

Payment of any amounts described in the preceding paragraph will be conditioned on Mr. Welch’s execution and delivery to us of an irrevocable release and waiver within 60 days after the separation from service. Payment of any such amounts will be further conditioned on his compliance with all of the covenants set forth in the employment agreement and with the confidentiality, non-competition, non-solicitation, non-disparagement and other covenants included in Article VI of the Management Severance Plan for Executives.

If Mr. Welch’s employment is terminated by us other than for cause or he resigns for good reason within one year after a change in control of us has occurred, he will be entitled to severance compensation in accordance with the Management Severance Plan for Executives, except that the 200 percent payment described below shall be 300 percent for Mr. Welch. Under the Management Severance Plan for Executives, a participant who is terminated by us other than for cause or who resigns for good reason within one year after a change in control of us has occurred is entitled to severance compensation equal to:

•	200% of the greater of the participant’s base compensation in effect immediately prior to the date of the change in control or the participant’s base compensation in effect on the date of the termination of employment;

•	200% of the participant’s greatest annual cash bonus received during the 36-month period ending on the date of the change in control;

•	the aggregate annual incentive plan target opportunity that could have been earned in the year in which the termination of employment occurs, prorated for the amount of time served in the year in which the termination occurred;

•	the actual cost incurred by the participant for health continuation coverage for a period of 12 months from the date of termination, less the cost the participant would have incurred for comparable coverage if the participant had remained an employee of us; and

•	the participant’s cost for life insurance benefits, for a period of 12 months following termination of employment, under life insurance benefit plans maintained by us immediately prior to the participant’s termination.

The Management Severance Plan for Executives provides that if the payments and benefits otherwise required under the plan would constitute an “excess parachute payment” under the Internal Revenue Code, then the payments and benefits will be reduced so that no portion of the amounts received by a participant will be subject to the excise tax imposed under Section 4999 of the Internal Revenue Code.

Executive Separations. The following Named Executive Officers resigned their positions during 2014: Robert R. Harl and Earl R. Collins.

Robert R. Harl. Mr. Harl resigned as a director and as our Chief Executive Officer on October 21, 2014 and retired from the Company upon expiration of his employment agreement on January 2, 2015. Mr. Harl received compensation through the date of his retirement in accordance with his employment agreement. We did not enter into a separation agreement or make any severance payments to Mr. Harl in connection with his retirement.

Earl R. Collins. In connection with his resignation in October 2014, Mr. Collins entered into a Waiver and Release Agreement with us. Pursuant to the terms of the Waiver and Release Agreement:

•	We paid Mr. Collins a lump sum cash payment of $250,000, which is equal to one-half of his base salary at the time of his resignation, and one-half of the severance compensation to which he was entitled under the Management Severance Plan for Executives.

•	We waived the post-employment non-competition and non-solicitation provisions of the Management Severance Plan for Executives.

•	52,476 shares of service-based restricted stock previously awarded to Mr. Collins but unvested at the time of his resignation vested in full on the resignation date.

•	Mr. Collins forfeited all of the unvested performance-based restricted stock units that were previously awarded to him.

Management Severance Plans.

U.S. Plan. In October 2010, we established the Willbros Group, Inc. 2010 Management Severance Plan for Executives (the “Management Severance Plan”). All of our executive officers, other than Mr. Fournier, are participants in the Management Severance Plan although Mr. McNabb has waived any right to receive a severance payment in the event that his employment is terminated by us other than for cause and prior to a change in control. The initial term of the Management Severance Plan ended on December 31, 2010. On the last day of the initial term, and on each successive anniversary of such date, the term of the Plan is extended automatically for an additional successive one-year term, unless we give notice to the participants that no such extension shall occur.

The Management Severance Plan provides that a participant whose employment is terminated other than for cause by us or who voluntarily terminates his employment for “good reason” within one year after a change in control of us has occurred, shall be entitled to severance compensation equal to:

•	200 percent of the greater of the participant’s base compensation in effect immediately prior to the date of the change in control or the participant’s base compensation in effect on the date of the termination of employment;

•	200 percent of the participant’s greatest annual cash bonus received during the 36-month period ending on the date of the change in control;

•	the aggregate annual incentive plan target opportunity that could have been earned in the year in which the termination of employment occurs, prorated for the amount of time served in the year in which the termination occurred;

•	the actual cost incurred by the participant for health continuation coverage for a period of 12 months from the date of termination, less the cost the participant would have incurred for comparable coverage if the participant had remained an employee of us; and

•	the participant’s cost for life insurance benefits, for a period of 12 months following termination of employment, under life insurance benefit plans maintained by us immediately prior to the participant’s termination.

“Good reason” means, generally, a reduction in the participant’s annual base compensation, a relocation of the participant’s place of employment by 50 or more miles, a significant reduction in the nature or scope of a participant’s authorities or duties or a successor company’s failure to honor the Plan.

The Management Severance Plan provides that a participant whose employment is terminated other than for cause by us prior to a change in control shall be entitled to severance compensation equal to 100% of the participant’s base salary in effect on the date of the termination of employment.

The Management Severance Plan provides that if the payments and benefits otherwise required under the plan would constitute an “excess parachute payment” under the Internal Revenue Code, then the payments and benefits will be reduced so that no portion of the amounts received by a participant will be subject to the excise tax imposed under Section 4999 of the Internal Revenue Code.

During the term of the Management Severance Plan and for a period of one year following the termination of employment of a participant, regardless of the reason for the termination, such participant is prohibited from, among other things, competing with the businesses of the Company or its affiliates, causing or attempting to cause any employee, director or consultant of the Company or its affiliates to terminate his relationship with the Company or such affiliate, or soliciting business from established customers of the Company or such affiliate. The Management Severance Plan also requires, among other things, a participant to keep our trade secrets and proprietary information confidential, restricts the participant from disparaging or criticizing us and restricts us from disparaging or criticizing the participant.

Canadian Plan. In 2014, the Board of Directors adopted the Management Severance Plan for Canadian Employees (the “Canadian MSP”). Mr. Fournier is a participant in the Canadian MSP. The initial term of the Canadian MSP ended on December 31, 2014. On the last day of the initial term, and on each successive anniversary of such date, the term of the Canadian MSP is extended automatically for an additional successive one-year term, unless we give notice to the participants that no such extension shall occur. The Canadian MSP provides severance compensation substantially equivalent to the benefits described above for U.S. executives under the Management Severance Plan.

1996 Stock Plan. All outstanding awards under our 1996 Stock Plan, regardless of any limitations or restrictions, become fully exercisable and free of all restrictions, in the event of a change in control of us, as defined in such plan.

2010 Stock Plan. Under our 2010 Stock Plan, all outstanding awards become fully exercisable and free of all restrictions, and, in the case of performance-based awards, the target payout opportunity shall be deemed to be fully earned, in the event of a change of control of us, as defined in such plan, unless otherwise provided in the award agreement or specifically prohibited by law or by the rules and regulations of any national securities exchange. However, no accelerated vesting, lapsing of restrictions or payment of awards will occur if the Compensation Committee reasonably determines in good faith before the occurrence of a change of control that the award will be honored or assumed, or new rights substituted for the award by any successor, and the alternative award:

•	will be based on stock that will be publicly traded in any established U.S. trading market;

•	provides the participant with rights and terms that are substantially equivalent or superior to the rights and terms of the existing award;

•	will have at least substantially equivalent economic value to the existing award; and

•	provides for accelerated vesting if the participant is terminated without cause or constructively terminated within one year after the change of control.

Compensation Committee Interlocks and Insider Participation

During 2014, the Compensation Committee was composed of Robert L. Sluder, Michael C. Lebens, S. Miller Williams and William B. Berry (until May 20, 2014), all of whom are independent directors. During 2014, none of our executive officers served on the board of directors or on the compensation committee of any other entity who had an executive officer that served either on our Board of Directors or on the Compensation Committee.

DIRECTOR COMPENSATION

In setting non-employee director compensation, the Compensation Committee recommends the form and amount of compensation to the Board of Directors and the Board of Directors makes the final determination. In considering and recommending the compensation of non-employee directors, the Compensation Committee considers such factors as it deems appropriate, including historical compensation information, level of compensation necessary to attract and retain non-employee directors meeting our desired qualifications and market data. The Compensation Committee uses Mercer to provide market information on non-employee director compensation, including annual board and committee retainers, board and committee meeting fees, committee chairman fees, stock-based compensation and total compensation. In addition, Mercer also provides from time to time market information on the number of independent directors, number and types of committees, number of board and committee meetings, and types of equity vehicles used based on competitive peer group practices. Mercer compares each element of compensation against a peer group of publicly-traded companies using data collected from proxy statement filings and several industry compensation surveys. For purposes of evaluating director compensation for 2014, the Mercer market data was presented in August 2013. The Board made no changes to director compensation for 2014 other than to commence paying (a) meeting fees to Finance Committee members subsequent to the 2014 annual meeting of stockholders and (b) the Lead Independent Director an annual retainer of $15,000 effective September 1, 2014.

Cash Compensation

Non-employee directors are compensated as follows:

•	the Chairman of the Board of Directors, if a non-employee director, receives an annual retainer fee of $150,000;

•	each non-employee director, other than the Chairman of the Board, receives an annual retainer fee of $75,000;

•	each non-employee director receives a fee of $1,500 for each Board meeting attended in person;

•	each non-employee director receives a fee of $750 for each Board meeting attended via telephone conference connection;

•	each non-employee director receives a fee of $1,500 for each committee meeting attended on which he serves, with the exception of the Executive Committee for which no fees are paid;

•	each non-employee director receives a fee of $750 for each committee meeting attended on which he serves via telephone conference connection, with the exception of the Executive Committee for which no fees are paid;

•	the chair of the Audit Committee of the Board receives an annual retainer fee of $20,000; and

•	the chair of each of the Compensation Committee and Nominating/Corporate Governance Committee of the Board receives an annual retainer fee of $10,000.

Employee directors are not paid for their services as directors. We reimburse all directors for out-of-pocket expenses incurred by them in connection with their services as directors.

Amended and Restated 2006 Director Restricted Stock Plan

We currently have a director stock plan that generally provides for the award of shares of restricted stock or the right to receive shares of our common stock (“restricted stock rights”) to our non-employee directors. A total of 750,000 shares of our common stock are available for issuance under this plan. Under this plan:

•	an initial award of shares of restricted stock in the case of a non-employee director who is a citizen or resident of the United States (a “U.S. director”) or restricted stock rights in the case of a non-employee director who is not a citizen or resident of the United States (a “Non-U.S. director”) will be made to the non-employee director on the date the director is elected or appointed to the Board or otherwise becomes an outside director; and

•	an annual award of shares of restricted stock in the case of a U.S. director or restricted stock rights in the case of a Non-U.S. director will be made to each non-employee director on the first business day following the annual meeting of stockholders during the period of such director’s incumbency.

In the case of an initial award, the number of shares represented by the award will equal $75,000, divided by the fair market value of a share of our common stock on the date of the award and prorated based upon the number of days of service between the non-employee director’s effective date of appointment to the Board and the first annual award.

In the case of an annual award, the number of shares represented by the award will equal $75,000, or $150,000 in the case of the Chairman of the Board who is a non-employee director, divided by the fair market value of a share of our common stock on the date of the award.

The awards are subject to transfer restrictions and forfeiture provisions, which generally lapse on the first anniversary of the date of the award. Awards held by a non-employee director that have not yet vested will become fully vested upon the occurrence of the director’s death, disability, termination of service as a director at the end of any full term to which the director is elected or a change in control of us (as defined in this plan).

Director Compensation Table for 2014

The following table summarizes the compensation paid by us to our directors during the year ended December 31, 2014. Each of Messrs. Berry and Jenkins retired as a director on May 20, 2014. Mr. Wedemeyer became a director on April 17, 2015.

Name (1)	Fees Earned or Paid in Cash ($)(2)		Stock Awards ($)(3)		Option Awards ($)(4)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)

William B. Berry	35,208		—		—	—	—	—	35,208
Edward J. DiPaolo	116,750		75,005		—	—	—	—	191,755
Charles W. Jenkins, III	39,708		—		—	—	—	—	39,708
Michael C. Lebens	104,250	(5)	75,005	(5)	—	—	—	—	179,255
Daniel E. Lonergan	108,750	(5)	75,005	(5)	—	—	—	—	183,755
John T. McNabb, II	122,250		149,999		—	—	—	—	272,249
Robert L. Sluder	123,250		75,005		—	—	—	—	198,255
Phil D. Wedemeyer	—		—		—	—	—	—	—
S. Miller Williams	149,750		75,005		—	—	—	—	224,755

(1)	Robert R. Harl is not included in this table as he was an officer and employee during his service as a director during 2014 and thus received no compensation for service as a director. Please refer to the Summary Compensation table for a description of Mr. Harl’s compensation in fiscal 2014. John T. McNabb, II, who previously served as non-executive Chairman of the Board, was appointed Executive Chairman of the Board on August 29, 2014 and as CEO of the Company on October 21, 2014. The Director Compensation Table for fiscal 2014 reflects Mr. McNabb’s compensation as non-executive Chairman for the period from January 1, 2014 to August 28, 2014. Please refer to the Summary Compensation Table for a description of Mr. McNabb’s compensation as Executive Chairman for the period from August 29, 2014 to October 20, 2014 and as CEO for the period from October 21, 2014 to December 31, 2014.
(2)	Amounts represent annual retainer fees for non-employee directors and the chairman of each committee as well as payments for meeting fees for Board and Committee meetings.
(3)	These amounts reflect the aggregate grant date fair value of stock awards computed in accordance with FASB ASC Topic 718. The dollar amount equals the number of restricted shares granted on each date multiplied by the stock price on the corresponding date of grant. Vesting is not contingent on specific performance measures. Amounts have not been adjusted for expected forfeitures. As of December 31, 2014, each director had the following aggregate number of shares of restricted stock outstanding: Edward J. DiPaolo: 6,739; Michael C. Lebens: -0-; Daniel E. Lonergan: -0-; John T. McNabb, II: 5,616; Robert L. Sluder: 6,739; and S. Miller Williams: 6,739. On May 21, 2014, each of Messrs. DiPaolo, Sluder and Williams were granted an annual award of 6,739 shares of restricted stock with a grant date fair value, computed in accordance with ASC Topic 718, of $75,005, and Mr. McNabb was granted an annual award of 13,477 shares with a grant date fair value of $149,999. In conjunction with Mr. McNabb’s election as CEO, he forfeited 7,861 of these restricted shares, representing 7/12 of the May 2014 award because he is no longer eligible to receive compensation as a non-employee director. As further discussed in footnote 5 below, Mr. Lonergan, as an employee, and Mr. Lebens, as a retired employee and current member of the Board of Stakeholders, of an affiliate of InfrastruX Holdings, LLC, each assigned their award of 6,739 restricted shares under the 2006 Director Restricted Stock Plan to InfrastruX Holdings, LLC.
(4)	As of December 31, 2014, each director had the following aggregate number of options outstanding, all of which were granted pursuant to our 1996 Director Stock Plan and which vested in full prior to January 1, 2007: Edward J. DiPaolo: -0-; Michael C. Lebens: -0-; Daniel E. Lonergan: -0-; John T. McNabb, II: -0-; Robert L. Sluder: -0-; and S. Miller Williams: 5,000.
(5)	Messrs. Lebens and Lonergan serve on the Board of Directors as designees of InfrastruX, pursuant to a Stockholder Agreement. Messrs. Lebens and Lonergan are required to assign, and have assigned, to InfrastruX any and all cash retainers and stock awards payable to them as a result of their service on the Board of Directors. Accordingly, all compensation shown in this table, which is payable to Messrs. Lebens and Lonergan, including 6,739 shares of restricted stock awarded in 2014 to each of Messrs. Lebens and Lonergan, has been assigned to InfrastruX.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information as of December 31, 2014, concerning shares of our common stock authorized for issuance under our existing equity compensation plans.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights		Weighted Average Exercise Price of Outstanding Options, Warrants and Rights		Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))
	(a)
Equity compensation plans approved by security holders	1,245,393	(1)	$15.28	(1)	2,689,091
Equity compensation plans not approved by security holders	—				—

Total	1,245,393		$15.28		2,689,091	(2)

(1)	Includes 1,017,643 shares subject to restricted stock rights/units and 227,750 shares subject to outstanding stock options. This amount includes (a) the portion of Mr. Harl’s 2012, 2013 and 2014 long-term cash incentive awards payable in stock, (b) the earned portion of the other executive officers’ performance-based RSUs, which are conditioned upon continued service, (c) the unearned portion of other performance-based RSUs, for which performance has not yet been determined and assuming that target level performance is achieved and (d) any service-based restricted stock rights/units. The weighted average exercise price does not take these rights/units into account. Does not include 934,129 shares subject to outstanding time-based restricted stock awards.
(2)	Represents the total number of shares available for issuance under (a) our 2010 Stock Plan pursuant to stock options, stock appreciation rights, restricted stock, restricted stock units, performance shares or units, cash-based awards or other stock-based awards and (b) our 2006 Director Restricted Stock Plan pursuant to restricted stock or restricted stock rights. Of the 2,395,682 shares available for issuance under our 2010 Stock Plan, all may be awarded as restricted stock, restricted stock units, performance shares or units, cash-based awards or other stock-based awards. All 293,409 shares available for issuance under our 2006 Director Restricted Stock Plan may be awarded as restricted stock or restricted stock rights.

REPORT OF THE AUDIT COMMITTEE

Securities and Exchange Commission rules require that Willbros’ proxy statement contain a report of its audit committee. The role of the Willbros Audit Committee is to assist the Board of Directors in its oversight of our financial reporting process, including the system of internal controls. Management has the primary responsibility for the financial statements and the financial reporting process, including the system of internal controls. Our independent registered public accounting firm, PricewaterhouseCoopers LLP (“PricewaterhouseCoopers”), is responsible for performing an independent audit of our financial statements and internal control over financial reporting in accordance with the Public Company Accounting Oversight Board standards and to issue a report thereon. The Audit Committee monitors these processes.

In the performance of its oversight function, the Audit Committee has reviewed and discussed our audited financial statements for the fiscal year 2014 with management and PricewaterhouseCoopers. Specifically, the Audit Committee has discussed with PricewaterhouseCoopers matters required to be discussed by Auditing Standard No. 16 (Communications with Audit Committees), as adopted by the Public Company Accounting Oversight Board.

The Audit Committee has received the written disclosures and the letter from PricewaterhouseCoopers required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent auditor’s communications with the Audit Committee concerning independence. Additionally, the Audit Committee has discussed with PricewaterhouseCoopers the issue of its independence from us and has concluded that PricewaterhouseCoopers is independent.

The Audit Committee has also discussed with our internal auditors and PricewaterhouseCoopers, with and without management present, their evaluations of our internal control over financial reporting and the overall quality of our financial reporting.

Based on its review of the audited financial statements and the various discussions noted above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2014, filed with the Securities and Exchange Commission.

THE AUDIT COMMITTEE

S. Miller Williams, Chairman
Edward J. DiPaolo
Daniel E. Lonergan

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Stockholder Agreement

In March 2010, in connection with the acquisition of InfrastruX Group, Inc., we entered into a Stockholder Agreement with InfrastruX Holdings, LLC (the “Investor”), which was amended in April 2011 and amended and restated in March 2015 (as amended and restated, the “Stockholder Agreement”). The Stockholder Agreement (i) establishes certain restrictions on transfer with respect to any shares of our common stock beneficially owned by the Investor and (ii) provides for certain corporate governance and registration rights. The Audit Committee, with Mr. Lonergan abstaining, has approved the Stockholder Agreement in compliance with the Audit Committee charter provisions for review, approval or ratification of related person transactions discussed below.

Board of Directors. The Stockholder Agreement required that, on the closing date of the acquisition (the “Closing Date”), we would increase the size of our Board of Directors from eight to ten members, and that the Board of Directors would appoint Alan B. Levande and Daniel E. Lonergan to fill the newly created vacancies (each, an “Investor Designee” and, together with any other directors who may be designated by the Investor, the “Investor Designees”). Upon the expiration of Mr. Levande’s term at the 2011 Annual Meeting, the Board appointed Michael C. Lebens who, along with Mr. Lonergan, serve as the Investor Designees. The Investor is entitled to designate two Investor Designees as long as the Investor and any affiliate transferees of the Investor (collectively, the “Investor Group”) beneficially own all of the shares of our common stock received in connection with the acquisition (the “Initial Shares”). After such time when the Investor Group no longer beneficially owns all of the Initial Shares, the Investor will have the right to (i) two Investor Designees, as long as the Investor Group beneficially owns at least 15 percent of all shares of our common stock then outstanding, excluding any issuance of shares on or after April 1, 2011, to any former, current and future officers, directors and employees of the Company or its affiliates (“Excluded Shares”), and (ii) one Investor Designee, as long as the Investor Group beneficially owns at least five percent but less than 15 percent of all shares of our common stock then outstanding, excluding the Excluded Shares.

Any Investor Designees who are designated by the Investor must qualify as independent directors under applicable New York Stock Exchange listing standards and federal securities laws and regulations, and any categorical standards for independence used by the Board of Directors for determining independence, and be reasonably acceptable to the Nominating/Corporate Governance Committee of the Board. For as long as the Investor is entitled to designate at least one person to the Board of Directors, the Stockholder Agreement provides that the Company will not increase or decrease the size of the Board without the approval of each Investor Designee then serving on the Board.

Voting Provisions. The Stockholder Agreement provides that, as long as the Investor Group beneficially owns at least 10 percent of all shares of our common stock then outstanding, the Investor Group will vote all of its shares of Company common stock in support of the Board of Directors’ slate of directors, and be present, in person or by proxy, at all meetings of stockholders of the Company so that all of the shares beneficially owned by the Investor Group may be counted for purposes of determining the presence of a quorum. The Investor has also agreed that no member of the Investor Group will grant any proxies with respect to the shares of our common stock owned by it, other than to us, our designee or another member of the Investor Group, or deposit any shares of our common stock into a voting trust or subject any of such shares to any similar arrangement, other than with respect to another member of the Investor Group.

Standstill Provisions. Pursuant to the Stockholder Agreement, until the date that is six months after the date on which the Investor is no longer entitled to designate at least one Investor Designee, the Investor has agreed that neither it nor any member of the Investor Group will directly or indirectly acquire or agree to acquire any shares of our common stock that would result in an increase in the percentage interest held by the Investor Group above the percentage held by the Investor Group on the Closing Date. In addition, the Investor agreed that neither it nor any member of the Investor Group will take certain actions, including the solicitation of proxies to vote in any election contest with respect to the Company or initiate or induce any other person to initiate any stockholder proposal.

Transfer Restrictions. Under the Stockholder Agreement, the Investor may freely sell any of their shares, provided that, without our consent, which consent not to be unreasonably delayed or withheld, the Investor may not sell, in one transaction or a series of related private transactions, five percent or more of the then-outstanding shares of our common stock to any one transferee or related group of transferees.

Registration Rights. We have agreed to file a registration statement with the SEC which will be available for the resale of all shares of common stock acquired by the Investor in the acquisition (the “Investor Shares”). The Investor Group may elect to sell shares under such registration statement in an underwritten public offering. In addition, the Stockholder Agreement provides the Investor Group with certain “piggyback” registration rights, pursuant to which the Investor Group may elect to participate in an underwritten public offering of our common stock initiated by us or another Willbros stockholder.

Transactions with KKR Credit Advisors (US) LLC and Affiliates

On March 31, 2015, we entered into the First Amendment to the Credit Agreement (the “First Amendment”), by and among us, as borrower, certain subsidiary guarantors party thereto, the lenders party thereto (the “Lenders”), KKR Credit Advisors (US) LLC (“KKR Credit US”), as arranger, and JPMorgan Chase Bank, N.A., as administrative agent, which amends our term credit agreement dated as of December 15, 2014 (the “Term Credit Agreement”). The First Amendment, among other things, suspends compliance with certain covenants for the calculation periods ending December 31, 2014 through March 31, 2016 (the “Covenant Suspension Period”) and provides that any failure by the Company to comply with such financial covenants during the Covenant Suspension Period will not be deemed to result in a default or event of default under the Term Credit Agreement. The First Amendment also increased the basket in the Term Credit Agreement for incurrence of “Permitted ABL Debt” from $150 million to $200 million, of which not more than $25 million may be incurred by subsidiaries that are not guarantors under the Term Credit Agreement.

Subscription Agreement. In consideration for the covenant relief described above and the other terms and provisions of the First Amendment, on March 31, 2015, we entered into a Subscription Agreement (the “Subscription Agreement”) for the issuance of 10,125,410 shares (the “Common Shares”) of our common stock to the subscribers listed therein (the “Subscribers”), in a private placement. The Common Shares were issued on March 31, 2015, contemporaneously with the execution of the Subscription Agreement. As a result of this transaction, the Subscribers are now considered “related persons” within the meaning of the SEC’s rules and regulations.

Board of Directors Observer and Representation Right. Pursuant to the First Amendment, the Lenders holding more than 50 percent of the sum of the aggregate principal amount of the loans outstanding under the Term Credit Agreement (the “Majority Lenders”) may designate one representative

(an “Observer”) reasonably acceptable to the Nominating/Corporate Governance Committee of our Board of Directors to attend and observe (but not vote) at all meetings of the Board of Directors and any committee thereof. Additionally, upon prior written notice from the Majority Lenders to the Company and the Board of Directors, we are required to take all appropriate action under our organizational documents to expand the Board of Directors by one board seat (unless there is an existing vacancy on the Board of Directors), and to fill such new seat or existing vacancy with a designee nominated by the Majority Lenders who is reasonably acceptable to the Nominating/Corporate Governance Committee of the Board (the “Lender Designee”). If the Majority Lenders designate a Lender Designee, the Majority Lenders’ right to designate an Observer ceases while any such Lender Designee is serving as a member of the Board of Directors. If KKR Credit US and its affiliates cease to hold at least five percent of the outstanding shares or our common stock, Majority Lenders’ rights to designate an Observer or Lender Designee will terminate. The Majority Lenders have exercised their right to designate an Observer.

Registration Rights. In connection with the private placement of the Common Shares described above, on March 31, 2015, we entered into a Registration Rights Agreement (the “Registration Rights Agreement”) with the Subscribers and KKR Credit US, as the representative of the Subscribers thereunder. If at any time we propose to register shares of common stock in connection with a public offering of common stock, we are required to use our reasonable best efforts to cause to be registered on the related registration statement all of the Common Shares that any Subscriber or permitted transferee requests to be included in such public offering (commonly referred to as “piggyback” registration rights). Additionally, the Registration Rights Agreement gives KKR Credit US “demand registration” rights, pursuant to which KKR Credit US may request that the Company file a registration statement to register the Common Shares then owned by the Subscribers (or their permitted transferees). KKR Credit US may request up to a total of four demand registrations and the value of Common Shares that may be offered for sale by the Subscribers (or their permitted transferees) in connection with any registered demand offering must be at least $5 million.

Review, Approval or Ratification of Transactions with Related Persons

Our Audit Committee Charter provides that our Audit Committee shall review and approve or ratify any transaction between us and a related person, which is required to be disclosed under the rules of the Securities and Exchange Commission. For purposes of this requirement, the terms “transaction” and “related person” have the meanings contained in Item 404 of Regulation S-K. In the course of its review and approval or ratification of a transaction, the Audit Committee will consider:

•	the nature of the related person’s interest in the transaction;

•	the material terms of the transaction;

•	the significance of the transaction to the related person;

•	the significance of the transaction to us;

•	whether the transaction would impair the judgment of a director or executive officer to act in our best interest; and

•	any other matters the Audit Committee deems appropriate.

Any Audit Committee member who is a related person with respect to a transaction under review may not participate in the deliberations or vote respecting such approval or ratification; provided, however, that such member may be counted in determining the presence of a quorum at a meeting of the Audit Committee which considers the transaction.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our directors and executive officers, and persons who own more than 10 percent of our common stock, to report their initial ownership of the common stock and any subsequent changes in that ownership to the Securities and Exchange Commission and the New York Stock Exchange, and to furnish us with a copy of each such report. The Securities and Exchange Commission regulations impose specific due dates for such reports, and we are required to disclose in this proxy statement any failure to file by these dates during and with respect to fiscal 2014.

Based solely on review of the copies of such reports furnished to us and written representations that no other reports were required, during and with respect to fiscal 2014, all Section 16(a) filing requirements applicable to our officers, directors and more than 10 percent stockholders were complied with to our knowledge.

OTHER MATTERS

Matters Which May Come Before the Annual Meeting

The Board of Directors knows of no matters other than those described in this proxy statement which will be brought before the Annual Meeting for a vote of the stockholders. If any other matters properly come before the Annual Meeting for a stockholder vote, the persons named in the accompanying proxy will vote thereon in accordance with their best judgment.

Important Notice Regarding the Availability of Proxy Materials for the Stockholders Meeting to be held on June 9, 2015:

Stockholders may view this proxy statement, our form of proxy and our 2014 Annual Report to Stockholders over the Internet by accessing our website at http://www.willbros.com. Information on our website does not constitute a part of this proxy statement.

By Order of the Board of Directors,

Lori Pinder
Corporate Secretary

April 30, 2015

Houston, Texas

EXHIBIT A

CATEGORICAL STANDARDS UTILIZED BY BOARD OF DIRECTORS

WHEN DETERMINING DIRECTOR INDEPENDENCE

A Director will not be independent if:

(i) The Director is, or has been within the last three years, an employee of the Company;

(ii) An immediate family member of the Director is, or has been within the last three years, an executive officer of the Company;

(iii) The Director has received, or has an immediate family member who has received, during any 12-month period within the last three years, more than $120,000 in direct compensation from the Company, other than Director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not in any way contingent on continued service);

(iv) The Director or an immediate family member is a current partner of a firm that is the Company’s internal or external auditor; the Director is a current employee of such a firm; the Director has an immediate family member who is a current employee of such a firm who personally works on the Company’s audit; or the Director or an immediate family member was within the last three years (but is no longer) a partner or employee of such a firm and personally worked on the Company’s audit within that time;

(v) The Director or an immediate family member is, or has been within the last three years, employed as an executive officer of another company where any of the Company’s present executive officers at the same time serves or served on that company’s compensation committee;

(vi) The Director is a current employee, or an immediate family member is a current executive officer, of a company that has made payments to, or received payments from, the Company for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1,000,000 or two percent of such other company’s consolidated gross revenue; or

(vii) The Director serves as an executive officer of a tax exempt organization that has received, within the preceding three years, contributions in any single fiscal year from the Company to the organization that exceeded the greater of $1,000,000 or two percent of such tax exempt organization’s consolidated gross revenue.

For purposes of the above standards, the term “immediate family member” means a person’s spouse, parents, children, siblings, mothers and fathers-in-law, sons and daughters-in-law, brothers and sisters-in-law and anyone (other than domestic employees) who share such person’s home, but excluding any person who is no longer an immediate family member as a result of legal separation or divorce or those who have died or become incapacitated.

Unless otherwise determined by the Board of Directors, a Director will also not be considered to be independent if the Director has any other relationship or transaction that is required to be disclosed in the Company’s Proxy Statement pursuant to Rule 404 of Regulation S-K.

A-1

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

Electronic Voting Instructions
Available 24 hours a day, 7 days a week!
Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.
VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.
Proxies submitted by the Internet or telephone must be received by 11:59 p.m., Central Time, on June 8, 2015.
Vote by Internet
• Go to www.investorvote.com/WG
• Or scan the QR code with your smartphone
• Follow the steps outlined on the secure website
Vote by telephone
• Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone
• Follow the instructions provided by the recorded message

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

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A	Proposals — The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposals 2, 3 and 4.
The Board of Directors recommends a vote AGAINST Proposal 5.

1. Election of Directors:	For	Against	Abstain		For	Against	Abstain	+
01- Michael C. Lebens	☐	☐	☐	02 - Phil D. Wedemeyer	☐	☐	☐

	For	Against	Abstain		For	Against	Abstain
2. Amend Certificate of Incorporation to increase the number of authorized shares of common stock	☐	☐	☐	3. Advisory vote to approve named executive officer compensation	☐	☐	☐

4. Ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2015	☐	☐	☐	5. Stockholder proposal recommending the elimination of classified Board of Directors to require that all directors stand for election annually	☐	☐	☐

6. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting and at any and all adjournments thereof.				THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR ALL NOMINEES NAMED IN PROPOSAL 1, FOR PROPOSALS 2, 3 AND 4, AND AGAINST PROPOSAL 5.

B	Non-Voting Items

Change of Address — Please print new address below.	Comments — Please print your comments below.

C	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.

/ /

                                 022KQD

Important Notice Regarding the Availability of Proxy Materials for the

2015 Annual Meeting of Stockholders to be Held on June 9, 2015:

Stockholders may view this proxy statement, our form of proxy and our 2014 Annual Report to

Stockholders over the Internet by accessing our website at http://www.willbros.com.

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.  ▼

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Proxy — Willbros Group, Inc.

This Proxy is Solicited on Behalf of the Board of Directors

for the Annual Meeting of Stockholders to be held June 9, 2015

The undersigned hereby appoints Van A. Welch and Michael W. Collier, and each of them, with full power of substitution, as proxies to represent and vote all of the shares of Common Stock the undersigned is entitled to vote at the Annual Meeting of Stockholders of Willbros Group, Inc. to be held on June 9, 2015, at 8:30 a.m., local time, at Houston Airport Marriott, 18700 John F. Kennedy Blvd., Houston, Texas 77032, and at any and all adjournments thereof, on all matters coming before said meeting.

PLEASE MARK, SIGN AND DATE THE PROXY ON THE OTHER SIDE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

(Continued and to be marked, dated and signed, on the other side)